Exhibit 10.18

LEASE AGREEMENT

By and Between:

INDUSTRY OFFICE SLC, LLC

a Delaware limited liability company

LANDLORD

and

RECURSION PHARMACEUTICALS, INC.,

a Delaware corporation

TENANT

650 South 500 West

Salt Lake City, UT 84101

INDUSTRY COMMERCIAL BUILDING OFFICE LEASE

SALT LAKE CITY

SUMMARY OF BASIC LEASE TERMS

Capitalized terms, first appearing in quotations in this Summary of Basic Lease Terms, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.

1) “Effective Date”:	The date of the last signature affixed to this Lease.

2) “Commencement Date”:	The first day after each of the following has occurred: (a) Landlord has delivered the Premises to Tenant with Landlord’s Work Substantially Completed (both in Warm Shell Condition and completion of the Office Improvements (as each is defined in the Work Letter attached as Exhibit C hereto (the “Work Letter”)), and (b) Tenant has completed its improvements to the Laboratory Premises (as defined herein); provided, however, that in no event shall the actual Commencement Date and the commencement of Tenant’s Base Rent obligations occur later than May 31, 2022 (the “Outside Commencement Date”). The anticipated Commencement Date shall be set forth in the Schedule (as defined in the Work Letter).

3) “Expiration Date”:	The last day of the twenty-fourth (24th) full calendar month following the Commencement Date.

4) “Lease Term” or “Term”:	Twenty-Four (24) whole calendar months following the Commencement Date.

5) “Building Address”:	650 South 500 West, Salt Lake City, Utah 84101

6) “Landlord”:	INDUSTRY OFFICE SLC, LLC, and/or its assigns

7) “Landlord’s Address”:	c/o INDUSTRY Denver 3001 Brighton Boulevard, Suite 449 Denver, CO 80216 ATTN: SLC Management Email: slcmgmt@industryoffice.com

8) “Tenant”:	Recursion Pharmaceuticals, Inc., a Delaware corporation

9) “Tenant’s Address”:	Recursion Pharmaceuticals, Inc. 41 South Rio Grande Street Salt Lake City, Utah 84101 Contact: Tina Larson Email: tina.larson@recursion.com

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10) “Building”:	INDUSTRY Salt Lake City Commercial Building.

11) “Building Complex”:	The Building Complex is comprised of the Land, the Building (along with all improvements and common areas), and the garage.

12) “Land”:	The land legally described on Exhibit A-1 attached hereto, upon which the Building is situated.

13) “Security Deposit”:	One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00) due within ten (10) days of the Effective Date.

14) “Premises”:	The area of the Building containing at least 25,000 rentable square feet (“RSF”) (but not to exceed 55,000 RSF) generally depicted on a floor plan to be attached as Exhibit B hereto on or before March 31, 2021, with an address of 650 South 500 West, Suite TBD, Salt Lake City, Utah, 84101. The final location and RSF of the Premises shall be determined by the parties during the co-design process outlined in the Work Letter and shall be certified per as-built architectural drawings and memorialized in the Commencement Date, Premises Area Measurement and Base Rent Confirmation Certificate as depicted in Exhibit E attached hereto. The portion of the Premises containing office uses is referred to herein as the “Office Premises” and the portion containing laboratory / research and development uses is referred to herein as the “Laboratory Premises.”

15) “Base Rent”:	From and after the Commencement Date, Tenant shall pay monthly Base Rent in accordance with the following schedule. The monthly and annual Base Rent shall be certified per as-built architectural drawings and memorialized in the Commencement Date, Premises Area Measurement and Base Rent Confirmation Certificate as depicted in Exhibit E of the Lease by multiplying the Base Rent PSF by the final, certified area (Base Rent PSF shall not change). Tenant shall be responsible for Building and Amenity Expenses during any Base Rent abatement periods.

BASE RENT (OFFICE PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*	Estimated Monthly Rent
Commencement Date – Month 12	$25.00	$9.01
Month 13 – Expiration Date	$25.75	$9.01

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BASE RENT (LABORATORY PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*	Estimated Monthly Rent
Commencement Date – Month 12	$18.00	$9.01
Month 13 – Expiration Date	$18.54	$9.01

*	Estimate only. Additional Rent, including Building Expenses and Amenity Expenses, shall be calculated and reconciled as set forth in Paragraph 4 below.

16) “Guaranty”:	Intentionally omitted.

17) “Permitted Use”:	General office, scientific and laboratory uses, including, without limitation, wet and dry laboratory uses (including, without limitation, a chemistry laboratory) and research and development uses, together with all ancillary uses relating thereto, subject to the limitations set forth in this Lease.

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INDUSTRY COMMERCIAL BUILDING

OFFICE LEASE

THIS INDUSTRY COMMERCIAL BUILDING OFFICE LEASE (this “Lease”) is dated as of the Effective Date, by and between Landlord and Tenant. Landlord and Tenant for themselves and their successors and assigns, hereby agree as follows:

1. Premises. Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant as hereinafter set forth, hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises for the exclusive use of the Tenant in the Building for the Lease Term and upon the conditions and agreements hereinafter set forth below. Landlord and Tenant stipulate that the estimated rentable square footages of the Premises and the Building, respectively, are as set forth in the Summary of Basic Lease Terms.

This Lease shall constitute a binding agreement between the parties effective as of the Effective Date. In addition to the use of Premises, Tenant shall have use of all of the hallways, entryways, stairs, elevators, driveways, parking areas, walkways, common kitchens, conference rooms, restrooms and all other areas in the Building or on the Land that are provided from time to time by Landlord for the general nonexclusive use by Tenant and other tenants of the Building (the “Common Area”). Tenant will have the ability to use additional amenities, on a non-exclusive basis, including certain common kitchens, bathrooms, conference rooms, and other amenities provided by the Landlord to Tenant from time to time pursuant to the terms of this Lease (the “Amenities”), which Amenities are a part of the Common Area and situated in certain areas designated by Landlord (the “Amenities Area”). Provisions regarding the remodeling or construction of Landlord’s Work within the Premises are set forth in the Work Letter. Except as set forth in the Work Letter or otherwise in this Lease, Landlord has no obligation for the completion of any finish work or remodeling of the Premises, other than being delivered freshly painted and in broom clean condition. Other than as set forth herein, Tenant shall accept the Premises on the Commencement Date in their “as is” condition, and, except as expressly set forth in this Lease, Landlord shall not be deemed to have made any representations or warranties with respect to the suitability of the Premises for Tenant’s use, or otherwise, and shall have no other obligation for the completion of the Premises. By taking possession of the Premises, Tenant shall be deemed to have agreed that the same is in good order, repair, and condition. Notwithstanding the foregoing, Tenant may access the Premises prior to the Commencement Date for purposes of constructing and installing its improvements within the Laboratory Premises. Any such period of early occupancy shall be governed by all of the terms and conditions of this Lease, except that Tenant shall have no obligation to pay rent except as set forth in Paragraph 3.

2. Term. The term of this Lease shall be for the Lease Term, beginning at 12:00 midnight on the Commencement Date and expiring at 11:59 p.m. on the Expiration Date. Within ten (10) days of the Commencement Date, Landlord and Tenant shall execute a Commencement Date Certificate in the form attached as Exhibit E hereto setting forth the exact date of the Commencement Date and the Expiration Date of the Lease Term; provided, however, that failure to enter into the Commencement Date Certificate shall not affect the Commencement Date or the occurrence thereof. Notwithstanding anything herein to the contrary, if prior to the Commencement Date either Tenant or Landlord determines that (a) the Building cannot feasibly accommodate Tenant’s technical or design specifications within Landlord’s or Tenant’s construction budget (and Tenant is otherwise unwilling to pay for such increased costs and expenses), or (b) Tenant will not be permitted by any applicable governmental authority with jurisdiction to use and occupy the Premises for any of the uses comprising the Permitted Use or as otherwise contemplated under this Lease, then either Landlord or Tenant may terminate this Lease upon written notice to the other so long as (i) such notice is provided in writing not later than forty-five (45) days after the date of the last signature affixed to this Lease, and (ii) Tenant reimburses Landlord for the actual, reasonable costs and expenses incurred by Landlord as of the date of termination, including, without limitation, design and engineering costs and other hard and soft costs, to complete Landlord’s Work, with such reimbursement due within thirty (30) days after written request of Landlord, together with reasonable supporting documentation of such costs. Upon such termination and reimbursement required hereunder by Tenant, neither party shall have any further obligation or liability to the other under this Lease.

3. Base Rent. The Base Rent shall be payable in monthly installments as set forth in Item 15 of the Summary of Basic Lease Terms, in advance without notice, demand, setoff or deduction, due and payable from and after the Commencement Date; provided, however, the initial payment of Base Rent for the first month of the Term shall be paid by Tenant to Landlord no later than thirty (30) days after the date of the last signature affixed to this Lease, and will be applied to the entire first full month’s Base Rent due hereunder. Thereafter the monthly installments shall be due on the 1st day of each month following the Commencement Date. The Base Rent and Additional Rent are collectively referred to herein as “Rent,” and shall be paid to Landlord without notice or demand, unless expressly provided for herein, and without deduction or offset, to Landlord’s Address or to such other person or place as Landlord may from time to time designate in writing. All other sums or charges as are required to be paid by Tenant under this Lease in addition to Base Rent, including without limitation Building Expenses and Amenity Expenses (both as defined and determined below), shall be referred to as “Additional Rent” and shall be payable in the manner provided for herein and recoverable by Landlord as Rent.

4. Additional Rent. In addition to Base Rent, Tenant shall pay Tenant’s Building Expense Pro-Rata Share (as hereinafter defined) of the expenses described below (“Building Expenses”). Tenant will also pay Tenant’s Amenity Expense Pro-Rata Share (as hereinafter defined) of charges for Tenant’s use of the Amenities (“Amenity Expenses”) to be determined by the Landlord, as set forth below.

(a) Building Expenses. All tenants that have access to the Amenities in the Building are referred to herein as the “Collaborative Tenants.” The combined leased premises of all the Collaborative Tenants and the amenity area is collectively referred to herein as the “Collaborative Office.” Tenant will pay a pro-rata share of the total Building Expenses allocated to the Collaborative Office where the numerator is the square footage of the Premises and the denominator is the sum total of the square footage of the leased premises of all Collaborative Tenants including space held by Landlord to be rented by future tenants (“Tenant’s Building Expense Pro-Rata Share”).

(b) Building Expenses include all reasonable, customary and actual costs, expenses, fees and other charges actually incurred by Landlord in the connection with this Lease and the ownership, operation, management, maintenance and repair of the Building determined in accordance with generally accepted accounting principles consistently applied, including, without limitation, the following:

(i) reasonable wages and salaries of all employees directly and actually engaged in the operation, repair, replacement, maintenance or security of the Building, including taxes, insurance, other benefits and overhead related thereto;

(ii) all supplies and materials used in the operation and maintenance of the Building, including holiday decorations;

(iii) costs of all utilities and maintenance of utility systems for the Building, including but not limited to the cost of water, power, heating, lighting, air conditioning, ventilating, sewer and trash disposal, except for those costs billed to Tenant or other tenants;

(iv) costs of all third party maintenance and service agreements for the Building, including, but not limited to, alarm service, janitorial service, window cleaning, security service, elevator maintenance, grounds maintenance and heating, ventilating and air conditioning systems to the extent such agreements are not separately billed to Tenant or other tenants;

(v) costs of all insurance premiums relating to the Building, including, without limitation, the cost of casualty, liability and property damage insurance applicable to the Building and Landlord’s personal property used in connection therewith (except to the extent that any tenant pays Landlord directly or is otherwise responsible for increases in insurance premiums caused by the acts or omissions of such other tenant in the Building, which shall be the obligation of such other tenant);

(vi) costs of any repairs and general maintenance to the Building, or any part thereof and the equipment therein (excluding repairs and general maintenance paid by proceeds of insurance, by Tenant or by other third parties, and alterations attributable solely to tenants of the Building);

(vii) capital investment items, excluding costs of the original construction of the Building, (amortized over the useful life of such item) which reduce Building Expenses, or which are required by any governmental order, including the cost of compliance with any laws affecting the Building;

(viii) professional management fees to manage the Building, including, without limitation, rental for the manager’s office space and costs of supplying the manager with commercially reasonable and customary office equipment and storage space in the Building, and the pro rata share attributable to the Building for commercially reasonable and customary amounts directly charged to the Building Complex for the manager’s salary plus benefits;

(ix) accounting, inspection, legal and other consultation fees or expenses of enforcing the rules and regulations of the Building which are incurred in the ordinary course of operating the Building including, without limitation, commercially reasonable fees charged by consultants retained by Landlord for services that are intended to produce a reduction in Building Expenses, reduce the rate of increase in Building Expenses, or reasonably improve the operation, maintenance, or state of repair of the Building Expenses, and any dues or other assessments charged or imposed as a result of the inclusion of the Building in any metropolitan district or property owners association or sub-association;

(x) costs incurred by Landlord, or its agents, in engaging experts or other consultants to assist them in making the computations required hereunder;

(xi) all real estate taxes and assessments, including without limitation special assessments, imposed upon the Land and Building by any governmental bodies or authorities, and all charges specifically imposed in lieu of such taxes and any costs incurred in connection with appealing or contesting such assessments. The term “taxes” as used in this paragraph shall not include state, local or federal personal and corporate income taxes measured by the income of Landlord; estate and inheritance taxes, franchise, succession and transfer taxes; interest on taxes and penalties resulting from failure to pay real estate taxes; and ad valorem taxes on Landlord’s personal furniture and furnishings, and on Landlord’s leasehold improvements to the extent that the same exceed standard Building allowances;

(xii) costs for lighting, heating and cooling, painting and cleaning the Building;

(xiii) costs of maintenance, lighting, sanding, paving repairs, restriping and general maintenance of parking areas, snow and ice removal, rubbish removal and landscaping; and

(xiv) costs of licensing, permits, service and usage charges, costs of compliance with all rules and regulations and orders of governmental authorities pertaining to the Building, including those related to engineering and environmental issues, air pollution control and monitoring air quality, and any costs of any environmental clean-up undertaken by Landlord as a result of environmental contamination caused solely by or under Tenant.

TENANT UNDERSTANDS THAT THE BUILDING IS AN EVOLVING OFFICE ENVIRONMENT. THE DENOMINATOR FOR THE CALCULATION OF TENANT’S BUILDING EXPENSE PRO-RATA SHARE OF THE COLLABORATIVE TENANTS WILL FLUCTUATE BASED ON THE NUMBER AND SIZE OF THE TENANTS AND HOW THE BUILDING IS UTILIZED.

(c) Building Expenses expressly exclude the following:

(i) costs incurred in connection with the initial development and improvement of the Building Complex or Building, including, without limitation, impact fees;

(ii) costs of capital improvements (as opposed to capital repairs that are capital in nature), except to the extent the same are either expected to reduce the normal Building Expenses (including, without limitation, utility costs) of the Building, or for the purpose of complying with any law, rule or order (or amendment thereto) not in effect as of the date of this Lease. All capital costs that are allowable as Building Expenses shall be amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to be the item’s useful life;

(iii) non-cash items, such as but not limited to depreciation and amortization (except as set forth in subsection (ii) above);

(iv) debt service on indebtedness secured by any mortgage, deed of trust or similar instrument encumbering the Building, and points, prepayment penalties and financing and refinancing costs for such indebtedness, including, without limitation, the cost of appraisals, title insurance and environmental, geotechnical, zoning and other reports;

(v) expenses of procuring tenants and marketing, negotiating and enforcing Building leases, including, without limitation, brokerage commissions, attorneys’ fees, advertising and promotional expenses, rent concessions and costs incurred in resolving disputes and/or in removing and storing the property of former tenants and other occupants of the Building;

(vi) expenses of any tenant improvement work that Landlord performs for any tenant or prospective tenant of the Building, including, without limitation, tenant improvement work to the Premises that Landlord performs for Tenant, and of relocating and moving any tenant in the Building;

(vii) items for which Landlord is otherwise reimbursed or would have been reimbursed but for Landlord’s failure to comply with the requirements therefor, including, without limitation, by insurance or condemnation proceeds or under any warranties;

(viii) expenses (including, without limitation, late fees, penalties and interest) resulting from the violation of laws or any contract by Landlord, Landlord’s employees, agents or contractors, including, without limitation, any expenses arising out of Landlord’s failure to make timely payment and performance of its obligations;

(ix) Landlord’s general corporate overhead;

(xi) expenses for repairs and other work caused by (a) construction or design defects to the initial shell and core of the Building, or (b) the failure of the Building to comply as of the Commencement Date with any then-existing laws;

(xiii) expenses to remove hazardous materials (as defined below) in or under the Building, Land or the Building Complex not caused by or under Tenant;

(xiv) expenses in connection with services or other benefits provided on an ongoing basis to other Building tenants that are not available to Tenant;

(xv) costs as a result of (a) the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors, (b) the breach by Landlord of any lease in the Building beyond any applicable notice and cure period, and (c) the negligence or willful misconduct of other identified tenants of the Building;

(xvi) costs for which Landlord receives payment from other tenants directly (other than as a part of Building Expenses) under the provisions of such tenants’ leases, and the cost of any item or service for which Tenant separately reimburses Landlord or pays third parties;

(xvii) rental under any ground or underlying lease and under any lease or sublease assumed, directly or indirectly, by Landlord (e.g., a take-back sublease);

(xviii) Landlord’s charitable, civic and political contributions and professional dues (excepting any LEED or similar certification applicable to the Building or Project, the commercially reasonable amounts associated therewith shall be recoverable Building Expenses);

(xix) costs arising from actual and potential claims, litigation and arbitration pertaining to Landlord and the Building Complex (including in connection therewith all attorneys’ fees and costs of settlement and judgments and payments in lieu thereof);

(xx) excluding the Amenities, expenses for special events and other uses of the Building by third parties, including, without limitation, shows, promotions, filming, photography, private events and parties and ceremonies;

(xxii) costs of selling, syndicating and otherwise transferring the Building and Landlord’s interest in the Building, including, without limitation, brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums and transfer and other similar taxes and charges;

(xxiii) costs of “tap fees” and sewer and water connection fees for the benefit of any particular tenant in the Building; and

(xxix) bad debt and rent loss reserves.

(d) The Building Expenses that vary with occupancy and that are attributable to any part of the Lease Term in which less than 95% of the rentable square footage of the Building is occupied by tenants, will be adjusted by Landlord to the amount which Landlord reasonably believes that they would have been if 95% of such area had been so occupied. Notwithstanding the foregoing, Amenity Expenses shall be grossed up to (which, excepting any management or administrative fees expressly permitted herein), shall not exceed 100%.

(e) Amenity Expense. Tenant will pay a monthly Amenity Expense for use of the Building’s Amenities. Determination of the monthly Amenity Expense amount will be based on the Tenant’s share of the rentable square footage of the Collaborative Office and the number of employees working in the Building with adjustments made by Landlord, in Landlord’s sole discretion (“Tenant’s Amenity Expense Pro-Rata Share”; Tenant’s Building Expense Pro-Rata Share and Tenant’s Amenity Expense Pro-Rata Share are sometimes collectively referred to herein as “Tenant’s Pro-Rata Share”). Reasons for adjustments to Tenant’s Amenity Expense Pro-Rata Share include (but are not limited to) unusually heavy use of Amenities by Tenant (but not other tenants of the Building), extra cleaning or damage after events held by Tenant (but not other tenants of the Building), use of rented equipment, or any disproportionate use by Tenant (but not other tenants of the Building) of the Amenity Area that results in actual additional expenses incurred by Landlord. Amenity Expense items include (but are not limited to) building internet, building receptionist, coffee, tea, milk, kitchen water machines, building programing, Common Area technology (i.e. projectors, video conferencing, etc.), concierge services and general kitchen supplies.

TENANT UNDERSTANDS THAT THE COMMON AREA, THE AMENITY AREA(S) AND AMENITIES ARE PROVIDED FOR THE USE OF ALL TENANTS. IN ORDER TO ENSURE AMENITIES ARE NOT ABUSED BY ONE TENANT AT THE EXPENSE OF THE OTHERS, LANDLORD WILL ASSESS MONTHLY AMENITY EXPENSES IN ITS SOLE BUT REASONABLE DISCRETION.

(f) Payment of Building Expenses and Amenity Expenses. For each calendar year during the Lease Term, Landlord shall provide Tenant with Landlord’s reasonable estimate of Tenant’s Pro-Rata share of Building Expenses and Amenity Expenses for the following calendar year (the “Estimate Statement”), which shall show, in reasonable detail, the breakdown of estimated Building Expenses and Amenity Expenses for such year by category. Tenant shall thereafter pay in advance in monthly installments, with the Base Rent, Tenant’s Pro-Rata Share of the Building Expenses and Amenity Expenses. Such Estimate Statement shall be based on the actual Building Expenses and Amenity Expenses for the immediately preceding calendar year and Landlord’s reasonable estimate of such expenses for the following calendar year. If, based on actual expenses incurred during such calendar, Landlord determines that the Estimate Statement materially over or underestimates Tenant’s Pro-Rata share, Landlord may (but if the variation is a material reduction in Tenant’s Pro-Rata share, Landlord shall) deliver to Tenant (but no more than once every calendar year under the Lease) a revised the Estimate Statement, together with reasonable documentation justifying such change. Tenant shall have no less than 30 days after the delivery of any Estimate Statement to may any payment required to be made pursuant thereto. Landlord shall within the period of 120 calendar days (or as soon thereafter as possible) after the close of each calendar year give Tenant a statement showing in reasonable detail such year’s actual Building Expenses and Amenity Expenses, together with a reconciliation statement comparing the actual costs with the costs set forth in the Estimate Statement. In the event such reconciliation statement reveals an underpayment by Tenant, Tenant shall, within 30 days, pay to Landlord the amount of such underpayment. If, on the other hand, the reconciliation statement reveals an overpayment, then Landlord shall promptly refund to Tenant the amount of such overpayment within 30 days or, at Tenant’s election, credit such amount to the succeeding monthly installments of Base Rent; provided, however, no refunds of Additional Rent, or amounts escrowed hereunder, shall be paid to Tenant if Tenant is in default of any of its obligations under the Lease beyond any applicable notice and cure period. The failure of Landlord to submit statements provided for herein shall not relieve Tenant of its obligation to pay Tenant’s Pro-Rata Share of Building Expenses and Amenity Expense; provided, however, Landlord shall not be entitled to collect from Tenant any Building Expenses or Amenity Expenses that are billed to Tenant for the first time more than twenty-four (24) months after such expenses arise; however, the limitation set forth in this clause shall not apply with respect to taxes or Tenant’s obligation to pay any deficiency with respect to Tenant’s share of taxes for any calendar year. Excepting any management or administrative fees expressly permitted herein. for any particular calendar year of the Term, Landlord may not collect Building Expenses or Amenity Expenses from tenants in the Building in an amount that is in excess of one hundred percent (100%) of the Building Expenses or Amenity Expenses, as applicable, actually paid or incurred by Landlord for such calendar year. Landlord shall use commercially reasonable efforts to control Building Expenses and Amenity Expenses to the extent reasonably practicable, and shall pay all Building Expenses and Amenity Expenses in a timely manner prior to delinquency.

Notwithstanding anything contained in this Paragraph 4 to the contrary, at Landlord’s option: (i) Landlord shall have the right, acting reasonably and in good faith, to allocate certain Building Expenses to less than all of the occupants in the Building, in which event Tenant’s share of such costs (the “Cost Pool”) shall be as follows: (A) in the event Tenant is one of the occupants participating in such Cost Pool, its share of such Building Expenses shall be calculated in the manner set forth in Paragraph 4(a), but the denominator used to determine such share shall exclude those occupants not participating in such Cost Pool; or (B) in the event Tenant is not one of occupants participating in such Cost Pool, its share of such Building Expenses shall be set forth in the manner set forth in Paragraph 4(a) but the denominator used to determine such share shall exclude those occupants participating in such Cost Pool; or (ii) Landlord shall have the right to cause Tenant to directly pay for any extraordinary expenses resulting from Tenant’s operations from the Premises.

(g) Audit. So long as Tenant is not then in monetary default of any term or condition of this Lease beyond any applicable notice and cure period, Tenant shall have the right to conduct a Tenant’s Review, as hereinafter defined, at Tenant’s sole cost and expense (except as provided herein) (including, without limitation, photocopy and delivery charges), upon thirty (30) days’ prior written notice to Landlord. “Tenant’s Review” shall mean a review and audit of Landlord’s books and records relating to (and only relating to) Building Expenses and Amenity Expenses payable by Tenant hereunder for the most recently completed calendar year as reflected on Landlord’s final year-end reconciliation of Building Expenses and Amenity Expenses (“Final Statement”). Tenant’s Review must be performed by either an employee of Tenant or by a Certified Public Accountant (“CPA”) reasonably satisfactory to Landlord. Tenant must elect to perform a Tenant’s Review by written notice of such election received by Landlord within ninety (90) days following delivery to Tenant of the Final Statement for the most recently completed calendar year. In the event that Tenant fails to make such election in the time and manner required or fails to diligently perform such Tenant’s Review to completion, then Landlord’s calculation of Building Expenses and Amenity Expenses shall be final and binding on Tenant. Tenant hereby acknowledges and agrees that even if it has elected to conduct a Tenant’s Review, Tenant shall nonetheless pay all Building Expenses and Amenity Expenses payments to Landlord, subject to readjustment. Tenant further acknowledges that Landlord’s books and records relating to the Building may not be copied in any manner, are confidential, and may only be reviewed at any time during normal business hours at a location reasonably designated by Landlord, but Landlord will make such records available within the metropolitan area in which the Premises is located. Tenant shall provide to Landlord a copy of Tenant’s Review as soon as reasonably possible after the date of such Tenant’s Review. If Tenant’s Review reflects a reimbursement owing to Tenant by Landlord, and if Landlord disagrees with Tenant’s Review, then Tenant and Landlord shall jointly appoint an auditor to conduct a review (“Independent Review”), which Independent Review shall be deemed binding and conclusive on both Landlord and Tenant. If the Independent Review results in a reimbursement owing to Tenant equal to four percent (4%) or more of the amounts reflected in the Final Statement, the costs of the Independent Review shall be paid by Landlord, but otherwise Tenant shall pay the costs of Tenant’s Review and the Independent Review. For any overcharge, Tenant shall be entitled to receive, at Tenant’s option, a credit against Tenant’s upcoming Rent payments or a refund due and payable to Tenant within thirty (30) days after completion of such Tenant Review or Independent Review, as applicable. Under no circumstances shall Tenant conduct a review of Landlord’s books and records whereby the auditor operates on a contingency fee or similar payment arrangement. Any such reviewer must sign a commercially reasonable non-disclosure, non-solicitation, and confidentiality agreement. Tenant agrees to use reasonable efforts to keep the results of its audit confidential, except for such disclosures to Tenant’s agents, employees, attorneys, accountants, financial advisors, officers, directors, members and contractors, and except for such disclosures as may be required by law, compelled by judicial process or which may be necessary to enforce the terms and provisions of this Lease.

5. Security Deposit. Within ten (10) days of the Effective Date, Tenant shall deposit with Landlord the Security Deposit as set forth in Item 13 of the Summary of Basic Lease Terms as security for the full and faithful performance by Tenant of all Tenant’s obligations hereunder. No interest shall be paid upon the Security Deposit nor shall Landlord be required to maintain the deposit in a segregated account. The Security Deposit shall not be construed as prepaid Rent. In the event that Tenant shall default in the full and faithful performance of any of the terms hereof, then Landlord may either retain the Security Deposit as liquidated damages, or a portion thereof, for damages caused by Tenant beyond ordinary wear and tear, or Landlord may retain the same and apply it toward any damages sustained by Landlord, including but not limited to actual damages sustained by the Landlord by reason of the default of Tenant, including any past due Rent. Upon each such application, Tenant shall, on demand, pay to Landlord the sum so applied, which shall be added to the Security Deposit so that the same shall be restored to the amount first set forth above. In the event of bankruptcy or other debtor-creditor proceedings, either voluntarily or involuntarily instituted by or against Tenant, the Security Deposit shall be deemed to be applied in the following order: to actual damages caused by Tenant beyond ordinary wear and tear, obligations and other charges, including any damages sustained by Landlord, other than unpaid Rent, due to Landlord for all periods prior to the filing of such proceedings; to accrued and unpaid Rent prior to the filing of such proceeding, and thereafter to actual damages, obligations, other charges and damages sustained by Landlord and Rent due the Landlord for all periods subsequent to such filing. In the event of a sale of the Land and the Building, Landlord shall transfer the

Security Deposit to the buyer, and shall confirm the same to Tenant in writing, after which transfer and written confirmation Landlord shall have no further obligation regarding the Security Deposit. Notwithstanding the foregoing, and so long as Tenant is not in default of this Lease beyond any applicable cure period, Landlord shall return to Tenant (or, at Tenant’s option, or apply to subsequent payments of Rent due hereunder) a portion of the Security Deposit in the amount of Sixty Thousand and 00/100 Dollars ($60,000.00) upon the first anniversary of the Commencement Date and also upon the date that is eighteen (18) months after the Commencement Date. The remaining balance of the Security Deposit shall be held until the expiration of the Lease Term. If Tenant fully and faithfully complies with all of the terms hereof, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days after expiration of the Lease Term or thirty (30) days after the final day Tenant occupies the Premises.

6. Character and Design of Building.

TENANT ACKNOWLEDGES THE ADAPTIVE REUSE OF THE BUILDING MAY RESULT IN THE APPEARANCE OF UNFINISHED OR INTENTIONALLY ROUGH FINISHES. AS SUCH, ITEMS INCLUDING BUT NOT LIMITED TO UNPAINTED BEAMS AND OTHER STEEL WORK, CONCRETE CRACKING (UNLESS STRUCTURAL IN NATURE OR A TRIP OR OTHER HAZARD IN LANDLORD’S REASONABLE OPINION), GRAFFITI AND OTHER SUCH FEATURES MAY BE FOUND THROUGHOUT THE BUILDING AND THE PREMISES. THESE FEATURES ARE BY DESIGN (INTENTIONAL) AND SHALL NEITHER DELAY THE COMMENCEMENT DATE NOR BECOME FEATURES LANDLORD IS REQUIRED TO ALTER.

TENANT ACKNOWLEDGES THE BUILDING HAS BEEN DESIGNED (FROM AN HVAC PERSPECTIVE) FOR AN OCCUPANCY LOAD OF ONE PERSON PER 100 SQUARE FEET OF RENTABLE SPACE. MANY TENANTS EXCEED THIS CAPACITY WITHOUT ISSUE, HOWEVER LANDLORD SHALL NOT BE LIABLE FOR HEATING AND COOLING PROBLEMS, SHOULD THEY OCCUR, IN THE PREMISES IF TENANT EXCEEDS THE RECOMMENDED CAPACITY AND/OR IF TENANT USES EQUIPMENT WHICH, IN LANDLORD’S REASONABLE OPINION, GENERATES SIGNIFICANT QUANTITIES OF HEAT.

TENANT FURTHER ACKNOWLEDGES THERE MAY BE NOISE AND INTERRUPTIONS ON ACCOUNT OF LANDLORD BUILDING OUT IMPROVEMENTS FOR OTHER TENANTS IN THE BUILDING. LANDLORD SHALL USE COMMERCIALLY REASONABLE EFFORTS TO MITIGATE INCONVENIENCES TO ALL TENANTS DURING THE PERIOD FOLLOWING OPENING OF THE BUILDING AND STABILIZATION/LEASE-UP OF OTHER TENANT SUITES – BUT SHALL NOT BE LIABLE TO TENANT FOR OCCASIONAL NOISE.

7. Use of Premises.

(a) The Premises and Common Area shall be used for the Permitted Use and for no other purpose without the prior written consent of Landlord, in its sole discretion. Tenant shall have keys and necessary security clearance to access the Building and Premises, including Common Area, 24 hours per day, 7 days per week. Landlord shall supply Tenant with up to five keys FOBs per 1,000 rentable square feet of the Premises at Landlord’s sole cost. Additional FOBs shall be provided to Tenant at the cost of $75.00 per FOB. Landlord shall maintain reception staff for the Building from 8 am to 5 pm Mondays through Fridays (excluding holidays); provided, however, that Landlord’s failure to do so shall not be a default under this Lease.

(b) Tenant shall act in accordance with and not violate any restrictions or covenants of record affecting the Premises and Common Area or the Building. Tenant shall not use or occupy the Premises and Common Area in violation of any applicable law, code, regulation or ordinance, and shall immediately discontinue any use of the Premises and Common Area which is declared by either any governmental authority having jurisdiction or the Landlord to be a violation of any such law, code, regulation or ordinance. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises and Common Area, impose any duty upon Tenant or Landlord with respect to the Premises and Common Area or with respect to the use or occupancy thereof.

(c) Tenant shall not do nor permit to be done anything which will invalidate or increase the cost of any casualty and extended coverage insurance policy covering the Building and/or property located therein (and Tenant shall not do nor permit to be done anything which will invalidate or increase the cost of such policy) and shall comply with all rules, orders, regulations and requirements of the appropriate Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly upon written demand and a reasonable opportunity to cure any problem which results in an invalidation or increase in the cost of any casualty and extended coverage insurance policy, reimburse Landlord, as Additional Rent, for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this paragraph. Tenant shall not do or permit anything to be done in, on or about the Premises and Common Area which would in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or use or allow the Premises and Common Area to be used for any unlawful purpose, nor shall Tenant maintain or permit any nuisance or commit or suffer to be committed any waste in, on or about the Building.

(d) Use of the Premises shall also include Common Area. Tenant shall have the non-exclusive right (except with respect to exclusive, pre-approved events in the Amenity Area(s) (or portion thereof) approved by Landlord) to use the Common Area on a reasonable basis that does not interfere with the ability of other tenants to also use said space or with events which have been scheduled and reserved in advance. It is understood that areas of the Building may be used for events and other uses that may cause significant increase in traffic at certain times and any such use shall not be a basis for any constructive eviction of Tenant, or entitle Tenant to any offset or abatement of Rent so long as Landlord provides at least forty-eighty (48) hours’ advance notice of an event that may cause a material disruption to Tenant’s use of the Common Areas or Amenity Areas, but in no event shall any such event interfere with Tenant’s Permitted Use or its use and occupancy of the Premises; Tenant hereby acknowledging and agreeing to such use by execution of this Lease.

8. Building Services, Maintenance.

(a) Landlord shall maintain in good condition and repair and in compliance with all laws (and shall make all repairs and perform all maintenance necessary to keep in good condition) the Building, Common Area of the Building and any structural (including the foundation, roof, and walls) mechanical, plumbing and electrical systems serving the Building and Premises (the cost of which shall be included in the Building Expenses, subject to the provisions of Paragraph 4 of this Lease), the Temporary Parking Area and, if and when constructed, the Structured Parking (as each is defined in Paragraph 14). Landlord shall cause the following utilities to be provided to the Premises: electricity, gas service, hot and cold water, and basic HVAC service per “Exhibit C”. Landlord shall provide general janitorial services in and about the Common Area of the Building as necessary or desirable in Landlord’s reasonable judgment and consistent with the level of janitorial service typically provided in comparable buildings in the downtown area of

Salt Lake City, which janitorial services shall include, but not be limited to, wiping down high traffic glass walls, cleaning floors, and emptying waste baskets and full-sized trash and recycling containers, cleaning and stocking restrooms and kitchens within the Common Area and Amenities Area. Landlord shall be responsible for snow and ice removal, landscaping, and groundskeeping for the Building, Common Area, Amenities Area, Temporary Parking Area and Structured Parking. Tenant is responsible for its own janitorial services in the Premises beyond the normal cleaning services provided by Landlord. In addition, in the event the Premises contains a kitchen or restroom that is not part of the Common Area or Amenities Area, Landlord shall maintain such kitchen and/or restroom in the same manner it maintains the kitchens and restrooms in the Common Area and Amenities Area (i.e., all kitchens and restrooms shall be similarly monitored and stocked by Landlord). With respect to any work performed by Landlord pursuant to this Paragraph 8 and except as otherwise set forth in this Lease, (a) Landlord shall be liable to Tenant only for physical damage caused to Tenant’s personal property located within the Premises to the extent such damage is caused by or under Landlord; (b) in no event shall Landlord have any liability to Tenant for any other damages not caused by Landlord, or for any inconvenience or interference with the use of the Premises by Tenant, or for any consequential damages, including lost profits, as a result of performing any such work; and (c) Landlord reserves the right to interrupt any or all utility services to the Common Area or Amenities Area in case of accident or breakdown, or for the purpose of making alterations, repairs or improvements thereto. With respect to any utility services provided by Landlord to the Premises, Landlord shall not be liable for the failure to furnish or delay in furnishing any or all of such services when same is caused by or is the result of strikes, labor disputes, labor, fuel or material scarcity, or governmental or other lawful regulations or requirements, or the failure of any corporation, firm or person with whom the Landlord may contract for any such service, or for any service incident thereto, to furnish same, or is due to any cause; and the failure to furnish any of such services in such event shall not be deemed or construed as an eviction or relieve Tenant from the performance of any of the obligations imposed upon Tenant by this Lease; provided that if Tenant is unable to use the Premises for the Permitted Use for more than three (3) consecutive business days as a result of an interruption within Landlord’s reasonable control, Tenant’s Base Rent shall be abated from forth (4th) business day following the interruption to the date on which the services are restored; provide if Tenant is unable to use the Premises for one hundred eighty (180) days or more for any reason within Landlord’s control, Tenant may terminate this Lease upon written notice to Landlord. Except in exigent circumstances, Landlord shall provide at least five (5) business days’ advance notice to Tenant in the event of Landlord’s temporary interruption any utility services, and in all instances Landlord shall coordinate repairs to such utility services with Tenant and shall undertake all commercially reasonable efforts to minimize impacts on Tenant’s business operations. Notwithstanding any other provision of this Lease, in no event shall Landlord have any liability for loss of business (including, without limitation, lost profits) by Tenant in connection with a failure to furnish utilities as set forth in this Paragraph 8. Tenant shall be solely responsible for and shall promptly pay all charges for IT, telephone, internet and other communication services separately metered to the Premises and billed to Tenant directly.

(b) Tenant shall maintain the Premises in good repair and condition and shall make all repairs and perform all maintenance necessary to keep the Premises in good condition (except for any damage caused by or under Landlord); provided that Landlord shall be responsible for repairing, replacing and maintaining all structural components of the Building (including, without limitation, the foundation, roof, and walls). In addition, Tenant shall promptly repair, in a good and workmanlike manner, any damage to the Premises or other part of the Building caused by any breach by Tenant of this Lease, including Tenant’s maintenance obligations set forth herein, or by any act or omission of Tenant, or of any employee, agent or invitee of Tenant. If Tenant fails to do so, after written notice thereof by Landlord, and an opportunity to cure or make repairs within thirty (30) days, Landlord shall have the right to repair any such damage and Tenant shall pay Landlord for the cost of all such repairs, plus interest at the Interest Rate (as defined below).

(c) Tenant shall not permit undue accumulations of garbage, trash, rubbish or other refuse within the Premises and Common Area and shall keep all refuse in appropriate containers until disposal of such refuse. Tenant shall be solely responsible for disposing of all hazardous substances, wastes and materials brought into the Premises or Common Area by Tenant in accordance with applicable law and Landlord shall have no duty or obligation to remove any hazardous substances, wastes or materials brought into the Premises or Common Area by Tenant. Tenant covenants that Tenant shall not use, generate, place, store, release, discharge, transport or otherwise dispose of hazardous materials in, on, about or under the Premises or other portions of the Building in violation of any applicable law and Tenant’s use of and operations within the Premises shall strictly comply with all environmental regulations and other applicable laws. If Tenant breaches the foregoing, Tenant shall give Landlord written notice of such breach and shall immediately, at Tenant’s sole cost and expense, undertake remedial action in accordance with all environmental regulations; provided, however, Landlord may properly require its consent to the selection of the contractors and other professionals involved in the inspection, testing and removal or remediation activities, the manner and method for performance of such activities and such other matters as may be reasonably required or requested by Landlord for the safety of and continued use of the Building and the tenants and visitors thereof. For purposes of this Lease, “hazardous materials” means and includes substances defined as “hazardous materials,” “hazardous wastes”, “hazardous substances” or “toxic substances” under applicable law as well as any “bio-medical hazardous materials” (as defined in the attached Rider).

(d) Tenant shall have no liability of any kind to Landlord for any pre-existing hazardous materials located in or under the Building or on the Land as of the Effective Date and for any hazardous materials that migrate onto or under the Building or Land or otherwise become present at the Building or Land as the result of the activities of anyone other than Tenant, all of which Landlord shall promptly remove and remediate in compliance with all applicable laws at Landlord’s sole cost.

9. Alterations. Following the Commencement Date, Tenant shall not make any changes, additions, alterations, improvements or additions to the Premises and Common Area or attach or affix any articles thereto without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. All alterations, improvements, and additions to the Premises (other than the Laboratory Premises) and Common Area (as permitted by Landlord in accordance with this Paragraph) shall be done only by Landlord or contractors or mechanics approved by Landlord, and shall be at Tenant’s sole expense and at such times and in such manner as Landlord may reasonably approve. Any work approved by Landlord hereunder affecting the Laboratory Premises may be performed, at Tenant’s option, by Tenant or its contractors or mechanics (which shall be reasonably approved by Landlord), at Tenant’s sole cost and expense. Any mechanics or materialman’s lien for which Landlord has received a notice of intent to file or which has been filed against the Premises and Common Area or the Building arising out of work done for, or materials furnished to or on behalf of Tenant, its contractors or subcontractors shall be discharged, bonded over, or otherwise satisfied by Tenant within ten days following the earlier of the date Landlord receives (1) notice of intent to file a lien or (2) notice that the lien has been filed. If Tenant fails to discharge, bond over, or otherwise satisfy any such lien, Landlord may do so at Tenant’s expense, and the amount expended by Landlord, including reasonable attorneys’ fees, shall be paid by Tenant within 10 days following Tenant’s receipt of a bill from Landlord. All alterations, improvements, or additions, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises shall become Landlord’s property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise, without compensation to Tenant (excepting only Non-Standard Alterations [as defined below] and the following defined “Tenant’s Property”: Tenant’s movable office furniture, trade fixtures, office and professional equipment, laboratory equipment and benches, prefabricated laboratory pods and related trade fixtures and equipment, process tanks and piping, materials handling and storage shelving and related fixtures, generators, and any network-powered broadband, communication and/or coaxial cables installed by or for the benefit of Tenant, hereunder “cabling”).

Further, Landlord may require that Tenant remove any Non-Standard Alterations (hereinafter defined) at the expiration or earlier termination of the Lease Term, and restore the Premises to its prior condition, reasonable wear and tear excepted, but only if Landlord has notified Tenant at the time that Landlord and Tenant agree upon and attach the Plans (as defined in the Work Letter) as Exhibit C-1 to the Work Letter that Tenant will be required to remove any particular Non-Standard Alteration upon Lease expiration. As used herein, “Non-Standard Alterations” shall mean any improvements or alterations constructed within or as part of the Laboratory Premises that cannot be cost-effectively redesigned and/or repurposed for general office use in accordance with Landlord’s standard office specifications. Non-Standard Alterations expressly excludes each of the following, which may be surrendered by Tenant and left in place at the end of the Lease Term (collectively, the “Remaining Improvements”): upgrades or enhancements to utilities or related services; HVAC equipment and related fixtures; ventilation equipment, including, without limitation, rooftop vents (notwithstanding the provisions of Section 5 of the Rider regarding Rooftop Equipment); loading dock improvements; and flooring. Unless Landlord requires their removal (to the extent permitted, and subject to the terms, provisions and conditions, under this Lease), all Tenant Improvements and Alterations which may be made on the Premises (other than Tenant’s Property) shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term. Except as otherwise set forth below, all of Tenant’s Property shall remain Tenant’s sole property during and after the Lease Term regardless of whether such property is affixed or attached to the Premises. Unless Landlord notifies Tenant otherwise or if Landlord requests that any alteration, improvement, or addition remain, any other alteration, improvement, or addition made by Tenant to any portion of the Premises other than the Laboratory Premises after the Commencement Date which was designated for Tenant’s removal at the time when such alteration, improvement or addition was approved by Landlord pursuant to this Paragraph shall, at Tenant’s sole cost, be removed upon the termination of this Lease. Tenant shall also, at Tenant’s sole cost, repair any damage caused to the Premises or the Building as a result of any such removal and restore the Premises to substantially the same condition existing as of the Commencement Date. In the event Tenant fails to perform the repairs required hereunder, Landlord shall be entitled to perform the same and recover from Tenant the reasonable costs and expenses thereof, including reasonable attorneys’ fees. In the event that Landlord incurs any expenses in the removal of trash, or the cleaning of elevators, public corridors, loading areas, and other Common Areas as a result of Tenant’s contractors’ work, then Tenant agrees it shall reimburse Landlord within seven calendar days of the date of billing.

10. Liability Insurance; Indemnity.

(a) Tenant shall and hereby does indemnify and hold Landlord harmless from and against any and all claims brought against Landlord by a third party arising from: (i) Tenant’s use of the Premises or the conduct of Tenant’s business or profession therein; (ii) any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, Common Area, or the Building; (iii) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease; or (iv) any negligent or willful acts or omissions of

Tenant, or of Tenant’s agents, employees or contractors, on or about the Premises, Common Area, or the Building. Tenant shall and hereby does further indemnify, defend and hold Landlord harmless from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Except as set forth in this Lease and subject to Landlord’s obligations hereunder, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause other than the negligence or intentional act or omission of a Landlord or its representatives, employees or agents.

(b) Landlord shall and hereby does indemnify and hold Tenant harmless from and against any and all claims brought against Tenant by a third party arising from: (i) any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease; (ii) the presence of any hazardous materials in or under the Building or Land existing on or before the Commencement Date or introduced by Landlord and/or its employees, contractors, and agents; and (ii) the negligent or willful acts of Landlord, or of Landlord’s agents, employees or contractors, on or about the Premises, Common Area, or the Building. Landlord shall and hereby does further indemnify, defend and hold Tenant harmless from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall defend same at Landlord’s expense by counsel reasonably satisfactory to Tenant or selected by Landlord’s insurer. The indemnities herein shall survive the termination of this Lease and shall continue in effect until any and all claims, actions or causes of action with respect to any of the matters indemnified against are fully and finally barred by the applicable statute of limitations. In no event shall any of the insurance provisions set forth in this Lease be construed as a limitation on the scope of indemnification set forth herein.

(c) Tenant, at Tenant’s expense, agrees to keep in force during the Lease Term:

(i) Commercial general liability insurance which insures against claims for bodily injury, personal injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Building. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	$4,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury Liability	$1,000,000
Fire Damage Legal Liability	$100,000
Medical Payments	$5,000

Tenant’s commercial general liability insurance shall include Landlord and Landlord’s mortgagees, as additional insureds. This coverage shall be written on the most current ISO CGL form (or its equivalent), shall include contractual liability, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(ii) Business automobile liability insurance covering owned, hired and non-owned vehicles with minimum limits of $1,000,000 combined single limit per occurrence.

(iii) Employer’s liability insurance in an amount not less than $1,000,000.

(iv) Workers’ compensation insurance in accordance with Utah law.

(v) Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:

Each Occurrence:	$5,000,000
Annual Aggregate:	$5,000,000

Umbrella/Excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured. The umbrella/excess liability policies shall also provide that they apply before any other insurance, whether primary, excess, contingent or on any other basis, available to an additional insured on which the additional insured is a named insured (which shall include any self-insurance), and that the insurer will not seek contribution from such insurance.

(vi) Property insurance “the equivalent of causes of loss – special form” including earthquake, windstorm, theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by Tenant upon the Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Premises where Tenant cannot remove at the end of the Lease Term wherein ownership then reverts to Landlord.

(vii) Business income and extra expense insurance with limits not less than 100% of all income and charges payable by Tenant under this Lease for a period of 12 months.

(d) All policies required to be carried by Tenant hereunder shall be issued by an insurance company licensed or authorized to do business in Utah with a rating of at least “A-: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage on behalf of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives and any policies of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives shall be non-contributory. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and 10 days following each renewal date. Certificates of insurance shall evidence that Landlord and Landlord’s mortgagees are included as additional insureds on liability policies so long as the names of such parties are provided to Tenant and that Landlord is included as loss payee on the property insurance as stated in subparagraph (c)(vi) above. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Tenant’s entry upon the Premises for purposes of completing Tenant’s improvements prior to the Commencement Date and thereafter during the Term, within 10 days following Landlord’s request thereof, and 30 days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof. The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent otherwise provided for herein. Any deductibles selected by Tenant shall be the sole responsibility of Tenant. Tenant insurance requirements stipulated in Paragraph 10 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits as industry standards change.

(e) Should Tenant engage the services of any contractor or subcontractor to perform work in the Premises, Tenant shall ensure that such party complies with the requirements of this Paragraph 10 and carries commercial general liability, business automobile liability, umbrella/excess liability, worker’s compensation and employer’s liability coverages in substantially the same forms as required of the Tenant under this Lease and in amounts approved by landlord and/or landlord’s property manager.

(f) Landlord shall procure and maintain the following, the cost of which shall be included in the Building Expenses:

(i) Property insurance “the equivalent of causes of loss – special form” on the Building. Landlord shall not be obligated to insure any of Tenant’s Property or other furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which Tenant may make upon the Premises. In addition, Landlord may elect to secure and maintain rental income insurance. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the nature of Tenant’s operations, Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.

(ii) Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be included as an additional insured on any policy of liability insurance maintained by Landlord.

(g) Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Premises to the extent that Landlord’s property insurance policies then in force insure against such damage or destruction and permit such waiver and only to the extent of insurance proceeds actually received by Landlord for such damage or destruction. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant’s property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.

(h) Neither Landlord nor its agents shall be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the Building, nor shall Landlord or its agents be liable for any damage to property entrusted to employees of the Building, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface, or from any other place or resulting from dampness or any other cause whatsoever, except to the extent due to the negligence or willful act or omission of Landlord, its agents, servants or employees. Neither Landlord nor Tenant will be liable under any circumstances to the other for any incidental or consequential damages; provided, however, that Landlord may recover consequential damages arising out of an unauthorized holdover by Tenant. Tenant shall give prompt notice to Landlord in case of fire or accident in the Premises or in the Building or of defects therein or in the fixtures or equipment.

(i) Any and all “the equivalent of causes of loss – special form” insurance which is required to be carried by Tenant shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing, prior to a loss, any and all right of recovery against any party for loss occurring to the property described herein”; and Tenant hereto waives all claims for recovery from Landlord, its officers, agents or employees for any loss or damage (whether or not such loss or damage is caused by negligence of Landlord, its officers, agents or employees, and notwithstanding any provisions contained in this Lease to the contrary) to any of its real or personal property insured under valid and collectible insurance policies to the extent of the collectible recovery under such insurance.

11. Damage or Destruction. In the event the Premises or the Building are damaged by fire or other insured casualty, and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Building, the damage shall be repaired by and at the expense of Landlord to the extent of such insurance proceeds available therefor, provided such repairs can, in Landlord’s sole opinion, be completed within 180 calendar days after the occurrence of such damage, without the payment of overtime or other premiums. Until such repairs are completed, the Rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business; provided, however, if the damage is due to the negligence or willful act or omission of Tenant or its employees, agents, or invitees, there shall be no abatement of Rent. If repairs cannot, in Landlord’s sole but reasonable opinion, be made within said 180 calendar day period, Landlord shall notify Tenant within 45 calendar days of the date of occurrence of such damage as to whether or not Landlord shall have elected to make such repairs. If Landlord elects not to make such repairs or if such repairs will require more than 180 days to complete, then either party may, by written notice to the other, terminate this Lease as of the date of the occurrence of such damage; provided, however, Tenant shall not have the right to terminate this Lease if the damage is due to the negligence or willful act or omission of Tenant or its employees, agents or invitees. If neither party elects to terminate this Lease and Landlord undertakes such repairs but such repairs are not completed within such 180-day period, Tenant may, by written notice to Landlord, terminate this Lease upon written notice to Landlord delivered not later than ten (10) days after such 180-day period, which termination notice shall be effective unless Landlord completes such repairs within 15 calendar days of its receipt of Tenant’s notice. If insurance proceeds are insufficient or unavailable to repair the damage, Landlord may, at its sole option, terminate this Lease by written notice to Tenant given not more than 45 days after the occurrence of the damage. Except as provided in this Paragraph 11, there shall be no abatement of Rent and no liability of Landlord by reason of any injury, inconvenience, temporary limitation of access or interference to or with Tenant’s business or property arising from the making of any necessary repairs, or any alterations or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances, and equipment therein necessitated by such damage.

12. Eminent Domain. If the Building, the Premises and Common Area or a material part thereof be taken by any authorized entity by eminent domain or by negotiated purchase under threat thereof, so that the Premises shall become totally untenantable, this Lease shall terminate as of the earlier of the date when title or possession thereof is acquired or taken by the condemning authority, Landlord shall retain any award by the condemning authority for such taking (excluding, however, any separate award made to Tenant for loss of or damage to Tenant’s Property, loss of business, and moving expenses) and all rights of Tenant in this Lease shall immediately cease and terminate. If a part of the Building or a portion of the Premises shall be taken such that the Premises becomes only partially untenantable, this Lease shall continue in full force and effect as to the portion of the Premises which is not taken and Base Rent shall be proportionately abated so long as Tenant’s business operations within the Premises are not materially and adversely affected by such partial taking. If, however, such partial taking materially and adversely interferes with Tenant’s business operations, Tenant may terminate this Lease upon written notice to Landlord. Landlord may without any obligation or liability to Tenant stipulate with any condemning authority for a judgment of condemnation without the necessity of a formal suit or judgment of condemnation, and the date of taking under this clause shall then be deemed the date agreed to under the terms of such agreement or stipulation.

13. Assignment and Subletting.

(a) Tenant shall not, either voluntarily or by operation of law, directly or indirectly, sell, assign or transfer this Lease, in whole or in part, or sublet the Premises or any part thereof, or permit the Premises and Common Area or any part thereof to be occupied by any person, corporation, partnership, or other entity except Tenant or Tenant’s employees, without the prior written consent of Landlord in each instance. A merger, acquisition, or transfer of stock control in Tenant, if Tenant is a corporation, or a transfer of a greater than 49% beneficial ownership interest in Tenant, if Tenant is a partnership or other entity, shall be deemed an act of assignment hereunder. Any sale, assignment, mortgage, transfer or subletting of this Lease or the Premises or Common Area which is not in compliance with the provision of this Paragraph 13 shall be void. The consent by Landlord to any assignment or subletting shall not relieve Tenant from the obligation to obtain the express prior written consent of Landlord to any further assignment or subletting, or relieve Tenant from any liability or obligation hereunder, whether or not then accrued. Notwithstanding the forgoing, Landlord’s consent to a sublease of all or a portion of the Premises to a third party shall not be unreasonably withheld, conditioned or delayed.

(b) If Landlord consents to any assignment or sublease by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally and as a principal, and not as a guarantor or surety, under this Lease, to the same extent as though no assignment or sublease by Tenant had been made. .

(c) If an assignment or sublease is consented to by Landlord and the rental due and payable by an assignee or subtenant (or a combination of rent payable thereunder plus any other consideration directly or indirectly incident to the assignment or sublease) exceeds the rent payable under this Lease, then Tenant shall pay to Landlord, as Additional Rent, 100% of such excess rental within 10 days following receipt thereof by Tenant from the assignee or subtenant, as the case may be. In such event, any rent received by Tenant from an assignee or subtenant shall be held by Tenant in trust for Landlord, to be forwarded immediately to Landlord without offset or reduction at any time, and, upon election by Landlord, such rental shall be paid directly to Landlord and credited to any amounts owed by Tenant hereunder.

(d) If Landlord consents to an assignment or sublease by Tenant, any option to renew this Lease or right to extend the Lease Term shall automatically terminate unless otherwise agreed to in writing by Landlord. Any request for an assignment or sublease shall be accompanied by a minimum fee of $1,500.00 for Landlord’s administrative costs in connection with the processing of the request. In addition, Tenant shall pay to Landlord, within 10 days after demand by Landlord, the reasonable out-of-pocket costs and expenses incurred by Landlord in connection with any request by Tenant for consent to an assignment or sublease by Tenant, including reasonable attorneys’ fees, regardless of whether consent of Landlord is given to the assignment or sublease by Tenant.

(e) Notwithstanding any provision of this Lease to the contrary, provided that Tenant remains liable on this Lease, provides Landlord with prior written notice and names of the applicable transferee and a copy of the applicable assignment or sublease agreement, and Tenant is not then in default beyond any applicable notice and cure period, then the following transfers will not require Landlord’s prior consent (each a “Permitted Transfer”):

(i) a transfer or sublease to any entity which is controlled by Tenant;

(ii) a transfer or sublease to any entity which controls Tenant (“Parent”);

(iii) a transfer or sublease to any entity which is controlled by Tenant’s Parent; and/or

(iv) a transfer to any entity which merges with Tenant or purchases substantially all of Tenant’s assets, provided that Tenant provides to Landlord financial statements evidencing that such transferee or surviving corporation has a credit rating and net worth (exclusive of intangible assets) at least as favorable as Tenant.

(f) Additionally, any of the following transfers shall not be deemed a transfer or assignment under this Paragraph 13 and shall not require Landlord’s consent or the delivery of notice to Landlord:

(i) a transfer involving any sale of stock for capital raising purposes in which Tenant is the surviving corporation, or the sale of stock or other equity interests in Tenant on a public stock exchange (e.g., NYSE or NASDAQ), whether in connection with an initial public offering or thereafter;

(ii) a transfer effected exclusively to change the domicile of Tenant; and

(iii) so long as Tenant remains the “Tenant” under the Lease and Tenant’s tangible net worth is not negatively impacted, any financing, refinancing or funding of Tenant or its business, whether such financing, refinancing or funding takes the form of debt or equity investments through publicly or privately traded equity or any other form, including, without limitation, any transaction whereby a venture capital or equity investor directly or indirectly provides financing or refinancing for Tenant and/or purchases ownership interests in Tenant, its parent or any affiliate of Tenant.

14. Parking. Tenant shall have the right to two (2) parking spaces per 1,000 RSF within the Premises in the parking area designated in attached Exhibit A-2 (the “Temporary Parking Area”) at no cost to Tenant, and, once completed, within improved parking areas adjacent to the Building (the “Structured Parking”) at a rate that will not exceed the fair market rental rate charged by substantially similar buildings in the applicable submarket. Tenant acknowledges that the Temporary Parking Area may not be located on the Land, but will be located within one (1) city block of the Building. If the Structured Parking is not completed prior to the expiration of the Lease Term, the Temporary Parking Area shall remain be available at no cost to Tenant for Tenant’s use as off-street parking for the duration of the Lease Term. Landlord represents and warrants that the use of the Temporary Parking Area is permitted under applicable law and Salt Lake City ordinances. When the Structured Parking has been completed, Landlord shall offer the allotted number of parking stalls to the Tenant. Tenant then has fourteen (14) business days to respond with the number of stalls that it requests within its allotment. Landlord will then grant the right to Tenant to use the requested number of stalls for the Lease Term. If the Tenant requests additional stalls and Landlord has such additional stalls available for Tenant’s use, then Landlord may, at its sole discretion, lease those stalls to Tenant at such time. Tenant agrees to comply with such reasonable rules and regulations as may be made by Landlord from time to time in order to insure the proper operation of the Structured Parking if or when created or designated so long as such rules and regulations do not adversely affect Tenant’s rights under this Lease. Landlord shall have the right at any time to assign spaces in the Structured Parking to individual tenants, in its sole discretion, provided that Landlord shall make available for Tenant the number of spaces provided for herein. Subject to the terms of this Lease, all vehicles parked in the Temporary Parking Area and the Structured Parking and the personal property therein shall be at the sole risk of Tenant, Tenant’s employees, agents, contractors, invitees and the users of such spaces and Landlord shall not be responsible for any injuries to any person nor any damage to any automobile, vehicle or other property that occurs in or about the parking areas. Landlord reserves the right in its sole discretion to enforce its reasonable rules and regulations, including but not limited to policing and towing. Landlord may, in its sole discretion, change the location and nature of the parking spaces available to Tenant, provided that after such change, there shall be available to Tenant the same number of spaces within the same proximity to the Premises as before such change. Notwithstanding the foregoing, the rights granted to Tenant to use any parking spaces is a license only and Landlord’s inability to make spaces available at any time for reasons beyond Landlord’s reasonable control (other than due to Landlord’s breach of its contractual obligations or this Lease or its negligence or willful misconduct) is not a breach by Landlord of its obligations hereunder so long as Landlord provides substantially similar alternative parking spaces for Tenant’s use and undertakes all commercially reasonable efforts to allow Tenant to use the Temporary Parking Facilities or Structured Parking, as applicable.

15. Default.

(a) The occurrence of any of the following shall constitute a material default and breach of the Lease by Tenant:

(i) the abandonment of the Premises by Tenant;

(ii) any failure by Tenant to pay Rent or to make any other payment required to be made by Tenant hereunder on or before the date due and such failure continues for five (5) days after written notice thereof from Landlord (provided, however, that Tenant shall only be entitled to such written notice on two (2) occasions during any twelve (12) month period);

(iii) any failure of Tenant to maintain the insurance as required in this Lease;

(iv) any failure to provide any document or instrument described in Paragraph 22 of this Lease within the time period set forth in such paragraph;

(v) the filing or recording of any lien or other encumbrance of title against the Building by or under Tenant;

(vi) any other failure by Tenant to observe and perform any other obligation under this Lease to be observed or performed by Tenant, other than payment of any Rent, within thirty (30) days after written notice by Landlord to Tenant specifying wherein Tenant has failed to perform such obligation; provided, however, that if the nature of Tenant’s obligation is such that more than 30 days are required for its performance, then Tenant shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecute the same to completion (but in no event to exceed ninety (90) days); or

(vii) the making by Tenant or any guarantor of this Lease of any general assignment for the benefit of creditors; the filing by or against Tenant or such guarantor of a petition to have Tenant or such guarantor adjudged a bankrupt or the filing of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such guarantor, the same is dismissed within 60 days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days.

(b) Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice by Tenant to Landlord specifying wherein Landlord has failed to perform such obligation (provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such 30-day period and thereafter diligently prosecute the same to completion within ninety (90) days).

16. Remedies. In the event Tenant commits an act of default as set forth in subparagraph 15(a) beyond any applicable cure period, Landlord may exercise one or more of the following described remedies, in addition to all other rights and remedies available at law or in equity, whether or not stated in this Lease.

(a) Landlord may continue this Lease in full force and effect and shall have the right to collect Rent when due. During the period Tenant is in default, Landlord may re-enter the Premises in accordance with applicable law and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for any brokers’ commissions, expenses of repairing and/or the cost of tenant improvements to the Premises required by the reletting (except to the extent such costs are amortized over the term of a new lease for the Premises), attorneys’ fees and costs and like costs. Reletting can be for a period shorter or longer than the remaining Lease Term. In the event of a default by Tenant, Landlord shall use commercially reasonable efforts to mitigate its damages in accordance with applicable law. On the dates such Rent is due, Tenant shall pay to Landlord a sum equal to the Rent due under this Lease, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Paragraph shall terminate the Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

(b) Landlord may terminate this Lease at any time. Upon termination, Landlord shall have the right to collect an amount equal to: reasonable attorneys’ fees and costs in connection with recovering the Premises; all reasonable costs and charges for the care of the Premises while vacant; all repair costs incurred in connection with the preparation of the Premises for a new tenant; all past due Rent which is unpaid, plus interest thereon at the Interest Rate; and an amount by which the entire Rent for the remainder of the Term exceeds the loss of Rent that Tenant proves could have been reasonably avoided.

Landlord may avail itself of these as well as any other remedies or damages allowed by law. All rights, options and remedies of Landlord provided herein or elsewhere by law or in equity shall be deemed cumulative and not exclusive of one another. Should any of these remedies, or any portion thereof, not be permitted by applicable law, then such remedy or portion thereof shall be considered deleted and unenforceable, and the remaining remedies or portions thereof shall be and remain in full force and effect.

17. Rules and Regulations. Tenant shall observe faithfully and comply strictly with the rules and regulations set forth on Addendum A attached to this Lease and made a part hereof, and such other rules and regulations as Landlord may from time to time reasonably adopt (so long as such rules and regulations do not materially and adversely affect Tenant’s rights under this Lease). Landlord shall not be liable to Tenant for violation of any such rules and regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Building. By the signing of this Lease, Tenant acknowledges that Tenant has read and has agreed to comply with such rules and regulations.

18. Right of Access. Except in exigent circumstances, Landlord and its agents shall provide notice to Tenant at least one (1) business day in advance of entering the Premises during normal business hours for the purpose of inspection, to make reasonable repairs as required hereunder (provided, however, Landlord shall have no obligation as a result of such examination to make any repairs other than expressly set forth herein), and to exhibit the same to prospective purchasers, lenders, investors or tenants.

19. End of Term.

(a) At the termination or expiration of the Lease Term, subject to the provisions of Paragraph 9, Tenant shall surrender the Premises to Landlord in as good condition and repair as at the Commencement Date, reasonable wear and tear and casualty excepted, and will leave the Premises broom-clean.

(b) In the event Tenant holds over after the expiration of this Lease with the written permission of Landlord, such holding over shall thereafter constitute a tenancy at will terminable at any time by Landlord or Tenant giving 30 days’ written notice to the other. Such holding over shall be on all of the same terms and conditions as this Lease (other than the duration of the term) and Tenant shall pay Landlord Base Rent and Additional Rent for the period of its hold over at the times for payment specified herein, which Base Rent shall be in the same amounts in effect immediately prior to the expiration of this Lease, including existing annual increases and terms. If Tenant remains in possession of the Premises after the expiration of this Lease without the written permission of Landlord, Tenant shall be subject to eviction and shall pay Landlord Base Rent for the period of its hold over in an amount equal to 150% of Base Rent in effect immediately prior to the expiration of this Lease together with Additional Rent.

20. Transfer of Landlord’s Interest. In the event of any transfer or transfers of Landlord’s interest in the Premises or in the real property of which the Premises are a part, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer so long as such transferee assumes in writing the obligations of Landlord hereunder.

21. Estoppel Certificates; Attornment and Non-Disturbance.

(a) Within 10 business days following receipt of written request from the other party (the “Requesting Party”), the non-Requesting Party shall deliver, executed in recordable form, a declaration to any person designated by the Requesting Party stating the Commencement Date and Expiration Date of this Lease and certifying that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated); (ii) all conditions under this Lease to be performed by the Requesting Party have been satisfied (stating exceptions, if any); (iii) no defenses, credits or offsets against the enforcement of this Lease by the Requesting Party exist (or stating those claimed); (iv) the sum of advance Rent, if any, paid by Tenant; (v) the date to which Rent has been paid; (vi) the amount of the Security Deposit held by Landlord, if any; and (vii) such other information as the Requesting Party reasonably requires. Persons receiving such statements of the non-Requesting Party shall be entitled to rely upon them. The failure of either party to timely execute, acknowledge and deliver such estoppel certificate shall constitute an acknowledgment by such party that statements included in the estoppel certificate are true and correct, without exception.

(b) In the event of the sale or assignment of Landlord’s interest in the Land or the Building or if the holder of any existing or future mortgage, deed to secure debt, deed of trust, or the lessor under any existing or future underlying lease pursuant to which Landlord is the lessee, shall hereafter succeed to the rights of Landlord under this Lease, then at the option of such successor, Tenant shall attorn to and recognize such successor as Tenant’s landlord under this Lease so long as such successor agrees in writing to accept this Lease and agrees not disturb Tenant’s occupancy of the Premises (so long as Tenant is not in default hereunder), and shall promptly execute and deliver a commercially reasonable instrument that may be necessary to evidence such attornment. If any such successor requests such attornment, this Lease shall continue in full force and effect as a direct lease between such successor, as Landlord, and Tenant, subject to all of the terms, covenants and conditions of this Lease, regardless of whether Tenant executes and delivers the instrument requested by such successor landlord so long as such successor agrees in writing to accept this Lease and agrees not disturb Tenant’s occupancy of the Premises so long as Tenant is not in default hereunder.

(c) This Lease shall be subject to and subordinate and inferior at all times to the lien of any mortgage, to the lien of any deed of trust or other method of financing or refinancing now or hereafter existing against all or a part of the real property upon which the Building is located, and to all renewals, modifications, replacements, consolidations and extensions of any of the foregoing. Tenant shall execute and deliver all commercially reasonable documents requested by any mortgagee, security holder or lessor to effect such subordination so long as Tenant’s rights under this Lease are not adversely affected thereby. In the event of any act or omission by Landlord under this Lease which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, if any, Tenant will not exercise any such right until: (A) it has given written notice (by United States certified or registered mail, postage prepaid) of such act or omission to the holder of any mortgage or deed of trust on the Land (so long as such holder’s name and address have been furnished to Tenant); and (B) any such holder of any mortgage or deed of trust on the Property shall, following the giving of such notice, have failed with reasonable diligence to commence and to pursue reasonable action to remedy such act or omission in accordance with the terms of, and timeframes set forth in, this Lease.

(d) With respect to any first lien mortgages, deeds of trust or other liens entered into by and between Landlord and any such mortgage and/or any beneficiary of any deed of trust or other such lien granted by Landlord, or lessor under any ground lease (collectively as “Landlord’s Mortgagee”), Landlord shall use commercially reasonable efforts to secure and deliver to Tenant a non-disturbance agreement on Landlord’s Mortgagee’s standard form (subject to reasonable negotiation by Tenant at Tenant’s sole cost and expense), from and executed by Landlord’s Mortgagee for the benefit of Tenant whereby, as a condition to any attornment or subordination by Tenant to Landlord’s Mortgagee, Tenant shall not be disturbed in its possession of the Premises throughout the Term or its rights under the Lease terminated by Landlord’s Mortgagee so long as Tenant is not in default.

22. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by: (1) confirmed electronic mail (except for notices and other communications that have a potential legal effect such as any communication that triggers a payment or performance obligation, any notice of failure to perform any obligation, notices of default, notices or communications that begin or affect time periods to exercise rights, and the like) or hand delivery, which shall be deemed given on the date of delivery; (2) registered or certified mail and shall be deemed given the third day following the date of mailing; or (3) overnight delivery by a nationally recognized courier service and shall be deemed given the following day. All notices to Tenant shall be addressed to Tenant at the Premises. All notices to Landlord shall be addressed to Landlord’s Address. Either party may change its address by notice given in accordance with this paragraph.

23. Miscellaneous Provisions.

(a) As the operation and creation of the Building and Landlord’s business model contains significant intellectual property and because the ongoing methods of Landlord’s operation are not typical, it is crucial that all parties adhere to a strict policy of non-disclosure and confidentiality. Furthermore, it is understood that terms of leases differ based on need, use, etc. Consequently, each party agrees to keep confidential the terms of this Lease, including, but is not limited to the Lease Term, Base Rent rates, special provisions, practices, allowances, etc.

(b) In the event of any legal proceeding between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such legal proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein. To the extent permitted by law, Landlord and Tenant hereby waive the right to a jury trial in any legal action or proceeding relating to this Lease.

(c) Time is of the essence with respect to the performance of every provision of this Lease.

(d) The captions contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. The word “Landlord” means the owner of the Building from time to time, and in the event of any sale, conveyance or lease of the Building, the transferring Landlord shall be released from all covenants and conditions as Landlord hereunder in accordance with the terms hereof and without further agreement between the parties. No consent of Tenant shall be required in the event of any such sale, conveyance, or lease of the Building which is made subject to this Lease, or to any sale or conveyance of the Building pursuant to which Landlord leases the Building back from such purchaser or other transferee, in which case this Lease shall remain in full force and effect as a sublease between Landlord, as sublessor and Tenant, as sublessee, so long as Tenant’s rights hereunder are not materially and adversely affected thereby.

(e) This Lease, any Addenda and the Exhibits attached hereto and incorporated herein contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

(f) Upon Tenant paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Lease Term hereof, subject to all the provisions of this Lease, as against persons claiming by, through, or under Landlord.

(g) No waiver by a party of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by a party of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of Rent shall not be deemed a waiver of any preceding breach by Tenant of any term, covenant or condition of the Lease, other than the failure of Tenant to pay the particular Rent so accepted.

(h) If any monthly installment of Base Rent or any payment of Additional Rent is not paid by the 5th day of the month in which it is due, Tenant shall, upon demand, pay Landlord a late charge of 5% of the amount of such installment or payment. Such late charge is to defray the administrative costs and inconvenience and other expenses which Landlord will incur on account of such delinquency. In addition, any amounts payable to Landlord under this Lease, if not paid in full on or before the due date thereof, shall bear interest on the unpaid balance at the interest rate of 15% per annum (the “Interest Rate”). Landlord shall execute a ‘zero tolerance’ policy and recommends early payment or payment by regularly scheduled electronic method to avoid such situations.

(i) [Relocation option intentionally omitted].

(j) This Lease shall be binding upon, and inure to the benefit of the parties hereto, their heirs, successors, assigns, executors and administrators.

(k) This Lease shall be governed by the laws of the state of Utah.

(l) Tenant shall not operate on the Premises, and shall not permit any other person to operate on the Premises, any trade or business consisting (1) the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, racetrack or other facility used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises, or (2) farming, as that term is defined in Section 2032A(e)(5)(A) or (B) and Section 45D of the Code, nor shall it enter into any sublease with a tenant which intends to operate any such trade or business on the Premises. Tenant shall comply with the terms of any financing documents related to the Premises and applicable to a lessee of the Premises, including without limitation, all requirements relating to the operation of a “qualified business” under Section 45D of the Code and the Treasury Regulations thereunder upon Landlord’s delivery to Tenant of a copy of each such requirement. Further, no recreational or medical marijuana may be grown or consumed on the Premises or in the Building by Tenant or its employees, guests or invitees.

(m) Should any mortgagee or beneficiary under a deed of trust require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or will not in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees to negotiate such amendment in good faith.

(n) If Tenant is a corporation or other legal entity, each individual executing this Lease on behalf of said entity represents and warrants that (1) he/she is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its bylaws or operating agreements; (2) this Lease is binding upon said corporation or entity; and (3) a resolution to that effect in a form reasonably acceptable to Landlord shall be provided immediately upon request.

(o) Landlord and all of its partners, shareholders, or members, on the one hand, and Tenant and its partners, shareholders, and members, on the other hand, as the case may be, shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising in connection therewith. Tenant shall look solely to the equity in the Building in which the Premises is located, for the satisfaction of any remedies of Tenant in the event of a breach by the Landlord of any of its obligations. Such exculpation of liability shall be absolute without any exception whatsoever.

(p) Tenant shall be solely responsible for the cost of installation and maintenance of any high-speed cable or fiber optic that Tenant requires in the Premises. Landlord shall provide reasonable access to the Building’s electrical lines, feeders, risers, wiring and other machinery to enable Tenant to install high speed cable or fiber optic to serve its intended purpose, if any. All such cabling installed by Tenant shall be subject to Landlord’s prior written approval and shall be tagged by Tenant at their point of entry into the Building, at the terminal end of the cable and in the riser closet indicating the type of cable, the Tenant’s name and the service provided. Installation of cabling and/or low voltage wiring shall be performed by vendors reasonably approved by Landlord in advance of working in the Building. Tenant shall be responsible for the removal of such cabling and fiber optic at the termination or expiration of the Lease Term or the early termination of the Tenant’s right to occupy the Premises. Failure to remove any abandoned or unused cabling at the expiration or termination of this Lease or the early termination of Tenant’s right to occupy the Premises will be deemed to be a holdover under this Lease. In the event Tenant fails to remove such cabling as set forth herein, Landlord may, but shall not be obligated to, remove such cabling, all at Tenant’s sole cost and expense.

(q) Any agreement by Landlord for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, including, but not limited to, any rent abatement, free rent, tenant finish allowance, free parking or commissions, all of which concessions are hereinafter referred to as “Inducement Provision” shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of the Lease to be performed or observed by Tenant during the term hereof as the same may be extended. Upon the occurrence of an uncured act of default by Tenant, any such

Inducement Provision shall automatically be deemed deleted from the Lease and of no further force or effect, and any Rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord, as Additional Rent due under the Lease. The acceptance by Landlord of Rent or the cure of the act of default by Tenant which initiated the operation of this subparagraph shall not be deemed a waiver by Landlord of the provisions of this subparagraph unless specifically so stated in writing by Landlord at the time of such acceptance.

(r) Upon periodic request from Landlord (but not more often than once per calendar quarter), Tenant shall report the number of people employed by Tenant at the Premises. This is needed so Landlord can deliver accurate data to local, state and/or federal authorities as it relates to Landlord’s certification of the number of small and large businesses in occupying of the Building. Further, within ten (10) business days after Landlord’s request, but not more than once per year, Tenant shall deliver to Landlord the then current financial statements of Tenant, which statements shall be certified by an officer of Tenant to be true and accurate. The terms and conditions of this Paragraph shall not be applicable if Tenant reports its financial condition to the United States Securities and Exchange Commission or if the financial statements of Tenant are readily available to the public. Landlord shall only request such financial statements for a legitimate business purpose, such as if requested by a prospective lender or purchaser, if Tenant is in default, if Tenant requests a consent to assignment or subletting, or if Tenant requests Landlord to subordinate its lien. Any such financial statements obtained by Landlord shall be kept strictly confidential and Landlord shall not disclose the same to any person or entity other than its attorneys, accountants, lenders, equity partner(s), brokers, management agents, or, subject to the execution of a confidentiality and non-disclosure agreement reasonably acceptable to Tenant, others with a legitimate business interest in Landlord or the Building.

(s) SHOULD LANDLORD AND TENANT MUTUALLY AGREE IN WRITING TO RELOCATE TENANT WITHIN THE BUILDING PURSUANT TO TENANT REQUEST, TENANT SHALL PAY LANDLORD A FEE OF $500.00. ADDITIONALLY, TENANT SHALL REIMBURSE LANDLORD FOR ACTUAL REASONABLE COSTS INCURRED BY LANDLORD, INCLUDING BUT NOT LIMITED TO REPAINTING, REPAIRING THE ORIGINAL PREMIESS, RELOCATING SIGNAGE AND ANY OTHER FEES INCURRED.

24. Landlord Reservations. Landlord reserves the following rights, exercisable without notice (except as provided herein) and without liability to Tenant for damage or injury to property, person, or business, and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for set off or abatement of Rent:

(a) to change the Building’s name or street address (and Landlord shall provide written notice to Tenant at least five (5) business days prior to any such address change);

(b) to install, affix, and maintain any and all signs on the exterior and interior of the Building or the Land;

(c) to designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators, and other similar equipment in the Common Areas or visible outside of the Premises, and to control all internal lighting within the Common Areas or visible outside of the Premises;

(d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. No locks or bolts shall be altered, changed, or added without the prior written consent of Landlord;

(e) to decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of said work to temporarily close doors, entryways, public spaces, and corridors in the Building, and to interrupt or temporarily suspend Building services and facilities, Landlord to use reasonable efforts to minimize any interruption or interference with Tenant’s use or occupancy of the Premises when performing such work;

(f) to have and retain a paramount title to the Premises, free and clear of any act of Tenant;

(g) to grant to anyone the exclusive right to conduct any business or to render any services in the Building (excluding the Premises); and

(h) to approve the weight, size, and location of safes and other heavy equipment and articles in and about the Premises and the Building, and to require all such items and furniture to be moved into and out of the Building and the Premises only at such times and in such manner as Landlord shall direct in writing. Movement of Tenant’s property into or out of the Building, and within the Building solely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any such property to be moved into or out of the Building.

25. Brokerage. Landlord and Tenant each warrant to the other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting Jones Lang LaSalle (“Tenant’s Broker”), on behalf of Tenant. Landlord is not represented by a broker. Tenant’s Broker shall be paid per separate agreement. Landlord and Tenant shall indemnify the other party for any claims made by any brokers other than Tenant’s Broker. Tenant shall indemnify and hold Landlord harmless for any claim to a commission by a broker not listed herein.

26. Patriot Act Certification. Tenant and Landlord each certifies to the other that neither such party, nor any of its constituent partners, managers, members or shareholders, nor any beneficial owner of such party or any such partner, manager, member or shareholder, nor any other representative or affiliate of such party is a “Prohibited Person,” defined as (a) a person, entity or nation named as a terrorist, “Specially Designated National or Blocked Person,” or other banned or blocked person pursuant to any law, order, rule or regulation that is enforced or administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”); (b) a person, entity or nation owned or controlled by, or acting on behalf of, any person, entity or nation named as a terrorist, “Specially Designated National or Blocked Person,” or other banned or blocked person pursuant to any law, order, rule or regulation that is enforced or administered by OFAC, including, but not limited to, the Executive Order and the Patriot Act; (c) a person, entity or nation engaged directly or indirectly in any activity prohibited by any law, order, rule or regulation that is enforced or administered by OFAC, including, but not limited to, the Executive Order and the Patriot Act; (d) a person, entity or nation with whom the Landlord is prohibited from dealing or otherwise engaging in any transaction pursuant to any terrorism or money laundering law, including, but not limited to, the Executive Order and the Patriot Act; (e) a person, entity or nation that has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering; or (f) a person, entity or nation who is affiliated with any person, entity or nation who is described above in subparagraphs (a) through (e) above. each party agrees to indemnify and save the other party and its representatives and -managing agent and mortgagee harmless against and from any and all claims, damages, losses, risks, liabilities and expenses, including attorneys’ fees and costs, arising from or related to any breach of the foregoing certification.

27. Landlord’s Representations. Landlord represents and warrants to Tenant that (unless otherwise indicated) as of the Effective Date:

(a) Landlord has good and marketable fee simple title to the Premises and the Land, with full right and authority to lease the Premises to Tenant;

(b) to Landlord’s knowledge (but without independent investigation), there are no covenants, restrictions or other agreements that would interfere with the Permitted Use;

(c) to Landlord’s knowledge: (i) neither the Building nor Land is in violation of any applicable laws relating to the treatment, storage, processing or disposal of hazardous materials; and (ii) there are not and have not been any releases of hazardous materials at, on or under the Building or Land that would give rise to a cleanup or remediation obligation under any applicable law; and

(d) to Landlord’s knowledge, as of the Commencement Date: (i) the Building will comply with all laws and will be free from any material defect in materials or workmanship (excluding, however, any work performed in the Premises by Tenant); (ii) the Premises will be in good, structurally sound condition and watertight; (iii) the Building utilities and mechanical, electrical and HVAC systems will be in good, working condition and repair; (iv) there are no pending Condemnation Proceeding relating to or affecting the Building or Land, and Landlord has no current, actual knowledge that any such action is presently threatened or contemplated; and (v) as of the Commencement Date, Tenant shall have exclusive possession of the Premises.

IN WITNESS WHEREOF, the parties have duly executed this Lease the day and year first above written.

[signatures on following page]

LANDLORD:

INDUSTRY OFFICE SLC, LLC,
a Delaware limited liability company

By:	/s/ H. Jason Winkler
	Name:	H. Jason Winkler
	Title:	Manager

Dated:	February 10, 2021

TENANT:

RECURSION PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Tina Larson
Tina Larson, President and COO

Dated:	February 10, 2021

RIDER TO LEASE

ADDITIONAL PROVISIONS

1. This Rider Controls. The provisions set forth in this Rider control to the extent they conflict with any provision or provisions set forth in the body of this Lease.

2. Extension Options. Tenant shall have the right and option to extend the Lease for two (2) consecutive periods of one (1) year each under the same terms and conditions as stated in the Lease (each an “Extension Option”), with the exceptions that (a) no further extension options shall exist, and (b) monthly rental for such extension term shall be as follows:

FIRST EXTENSION OPTION

BASE RENT (OFFICE PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*		Estimated Monthly Rent
Month 25 – Month 36	$26.52	$	TBD

BASE RENT (LABORATORY PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*		Estimated Monthly Rent
Month 25 – Month 36	$19.10	$	TBD

SECOND EXTENSION OPTION

BASE RENT (OFFICE PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*		Estimated Monthly Rent
Month 36 – Month 48	$27.32	$	TBD

BASE RENT (LABORATORY PREMISES)

Period	Annual Base Rent PSF	Estimated Expenses PSF*		Estimated Monthly Rent
Month 36 – Month 48	$19.67	$	TBD

*	Estimate only. Additional Rent, including Building Expenses and Amenity Expenses, shall be calculated and reconciled as set forth in Paragraph 4 of the Lease.

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Each Extension Option shall be exercisable by Tenant, if at all, only by timely delivery to Landlord of written notice of election at least six (6) months prior to the expiration of the then current Expiration Date, but no earlier than twelve (12) months prior to the expiration of the then current Expiration Date. The option herein granted shall be deemed to be personal to Tenant, and if Tenant subleases any portion of the Premises or otherwise assigns or transfers any interest thereof to another party (other than a Permitted Transfer), such option shall lapse. In the event that Tenant is in default of any term or condition at the time of its exercise notice beyond any applicable notice and grace period, then there shall be no extension or renewal of the Lease as provided herein. As they apply to Tenant’s right to extend the term of the Lease, the parties acknowledge and agree that the terms “extend,” “extension,” “renew,” and/or “renewal” shall be deemed the same.

3. Potential Expansion. Landlord shall use commercially reasonable efforts to accommodate Tenant’s requirements for additional space. Any such expansion shall be subject to the parties agreeing on mutually acceptable terms, including then market rental. In the event that a mutually satisfactory agreement for larger space or additional space is reached, Landlord and Tenant shall enter into a new lease or amendment to the Lease for such space. Any expansion or relocation to larger space is contingent upon availability, the parties agreeing upon all applicable terms and conditions, and the full execution of a new lease or amendment.

4. Americans With Disabilities Act. Landlord and Tenant acknowledge that in accordance with the provisions of the Americans with Disabilities Act (the “ADA”), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Landlord and Tenant. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the responsibility for compliance with the ADA shall be allocated as follows: (i) Tenant shall be responsible for compliance with the provisions of Title III of the ADA with respect to existing conditions within the Premises (including, without limitation, the entry and doors thereto) during the Term (not including compliance with the ADA of initial improvements constructed as Landlord’s Work in the Premises) and the construction by Tenant of alterations within the Premises; and (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA with respect to the exterior of the Building, parking areas, sidewalks and walkways, and the areas appurtenant thereto, together with all other common areas of the Building not included within the Premises, and for the initial improvements constructed as Landlord’s Work in the Premises. Landlord and Tenant each agree to indemnify and hold each other harmless from and against any claims, damages, costs, and liabilities arising out of Landlord’s or Tenant’s failure, as the case may be, to comply with Title III of the ADA as set forth above, which indemnification obligation shall survive the expiration or termination of this Lease. Landlord and Tenant each agree that the allocation of responsibility for ADA compliance shall not require Landlord or Tenant to supervise, monitor, or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth herein.

5. Generator and Outdoor Equipment.

(a) Subject to the terms and conditions hereinafter set forth, Tenant shall have the right to install and maintain, at Tenant’s option, tanks for liquid nitrogen and non-flammable gases, chillers, and, for the purpose of providing auxiliary and/or emergency electric power to the Premises, one or more portable or permanent diesel powered or natural gas electric generators and related equipment (each, a “Generator”), each in the locations that are acceptable to Tenant and reasonably acceptable to Landlord.

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(b) Tenant shall submit to Landlord for approval plans for the Generator (including connections and related equipment) which plans shall specify noise levels. Landlord shall not unreasonably withhold or delay its approval for said plans. Tenant shall also provide to Landlord completed and true and accurate Material Safety Data Sheets for all chemicals or other materials used in connection with the Generator or upon the Premises.

(c) Tenant shall comply with Section 8(c) above and all ordinances, codes and regulations regarding the Generator (including the storage and handling of diesel fuel or other petroleum products) and shall obtain all permits therefor. Prior to commencing installation, Tenant shall provide Landlord with (i) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all time during the operation of the Generator; and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generator. Landlord may reasonably withhold approval if the installation or operation of the Generator may damage the structural integrity of the Building, interfere with any Building systems, or violate any applicable laws.

(d) All cost of installation, operation, maintenance and removal of the Generator shall be the obligation of Tenant, including the cost of repair for damage to any portion of the Land or Building caused by such installation, operation, maintenance or removal. Tenant warrants and represents that (i) Tenant shall repair in a good and workmanlike manner any damage to the Land and/or Building caused by the installation of the Generator, (ii) the operation and maintenance of the Generator shall not cause interference with any mechanical or other systems either located at or servicing the Property, and (iii) the installation, existence, maintenance and operation of the Generator shall not constitute a violation of any applicable laws, ordinances, rules, orders, regulations, etc. of any federal, state, county and municipal authorities having jurisdiction thereover. The installation of the Generator shall be made subject to and in accordance with all of the provisions of the Lease. The contractors performing the installation of the Generator and/or performing any work on the Land and Building shall be approved or designated by Landlord prior to the commencement of any work, which approval shall not be unreasonably withheld or delayed.

(e) Tenant shall indemnify and hold Landlord harmless from any and all damages, injury, loss, liability, costs or claims (including, without limitation, court costs and reasonable attorneys’ fees) directly or indirectly resulting from the installation, operation, maintenance or removal of the Generator, except to the extent due to Landlord’s negligence or willful misconduct.

6. Rooftop Equipment. In connection with Tenant’s Permitted Use, Tenant may, at its sole cost and expense, install and operate (for Tenant’s own use and not for use by third parties or “for profit” services provided for the benefit of third parties) during the Term, venting stacks and mechanical equipment (hereinafter the “Rooftop Equipment”) on the roof of the Building at a location mutually acceptable to Landlord and Tenant (hereinafter the “Installation Area”). The installation of such Rooftop Equipment shall be subject to the following:

(a) Tenant shall not install or operate the Rooftop Equipment until the final location of the Rooftop Equipment receives prior written approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Without limitation to the generality of the preceding sentence, it shall not be unreasonable for Landlord to withhold approval if the location of any Rooftop Equipment if such location may (i) damage the Building or roof membrane, or (ii) limit or void the roof warranty. Prior to commencing installation, Tenant shall provide Landlord with (1) detailed plans and specifications for the installation of the Rooftop Equipment, (2) copies of all required permits, licenses and authorizations, which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Rooftop Equipment, and (3) a Certificate of Insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Rooftop Equipment.

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(b) Tenant warrants and represents that (i) Tenant shall repair in a good and workmanlike manner any damage to the roof of the Building caused by the installation of the Rooftop Equipment, (ii) the maintenance of the Rooftop Equipment on the roof or the operation thereof shall not cause interference with any telecommunications, mechanical or other systems either located at or servicing the Building (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building limited however to that permissible under applicable F.C.C. regulations to the extent that such regulations apply, (iii) the installation, existence, maintenance and operation of the Rooftop Equipment shall not constitute a violation of any applicable laws, ordinances, rules, orders, regulations, etc. of any federal, state, county and municipal authorities having jurisdiction thereover.

(c) The installation of the Rooftop Equipment shall be made subject to and in accordance with all of the provisions of this Lease. The contractors performing the installation of the Rooftop Equipment and/or performing any work on or to the roof or risers of the Building shall be reasonably approved by Landlord prior to the commencement of any work, which approval shall not be unreasonably withheld, conditioned, or delayed.

(d) Tenant covenants and agrees that the installation, operation and removal of the Rooftop Equipment (if required to be removed by Tenant under Paragraph 9 of the Lease) will be at its sole risk. Without limiting the generality of any indemnities set forth in the Lease, Tenant agrees to indemnify and defend Landlord against all claims, actions, damages, liabilities and expenses including reasonable attorney’s fees and disbursements in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, operation or removal of the Rooftop Equipment (if required to be removed by Tenant under Paragraph 9 of the Lease), except to the extent due to Landlord’s negligence or willful misconduct.

(e) Landlord, in its commercially reasonable discretion, may require Tenant, at any time prior to the Expiration Date, to terminate the operation of the Rooftop Equipment if it is causing physical damage to the structural exterior of the Building, interfering with any other service provided to other tenants in the Building, or violates FCC regulations or applicable law. Notwithstanding the foregoing, if Tenant can correct the damage or disturbance caused by the Rooftop Equipment to Landlord’s reasonable satisfaction, Tenant may restore its operation. If the Rooftop Equipment is not corrected and restored to operation within thirty (30) days, Landlord, at its sole option, may require that Tenant remove the Rooftop Equipment at its own expense.

(f) At the expiration or sooner termination of this Lease (except as otherwise set forth in Paragraph 9 of this Lease), or upon termination of the operation of the Rooftop Equipment, or revocation of any license issued, Tenant shall remove the Rooftop Equipment (and all associated wiring and other appurtenances) from the Building and repair any damage caused thereby, at Tenant’s sole cost and expense. Tenant shall leave the Installation Area in good order and repair. If Tenant does not remove the Rooftop Equipment when so required, Tenant hereby authorizes Landlord to remove and dispose of the Rooftop Equipment and to charge Tenant for all reasonable costs and expenses incurred.

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7. Medical Use Provisions. The purpose of this Section is to address some, but not all, of Landlord’s specific concerns about Tenant’s Permitted Use. The terms and conditions of this Section shall be in addition to and not limit the generality of any other term or condition of the Lease.

(a) Bio-Medical Hazardous Materials - Compliance with Laws. During the Term of the Lease, Tenant shall comply with all statutes, ordinances, rules, orders, regulations and requirements of the federal, state, county and city governments and all departments thereof applicable to the presence, generation, storage, use, disposal, and removal of medicines, drugs, needles, medical waste, biological waste and any and all substances related thereto (collectively, “bio-medical hazardous materials”) in, on or about the Premises. Tenant shall at all times maintain all licenses necessary to conduct the Permitted Use.

(b) Bio-Medical Hazardous Materials - Indemnification. Without limiting the generality of any indemnities set forth in the Lease, Tenant agrees to indemnify and forever hold harmless Landlord, its agents, successors, and assigns, and Landlord’s mortgagee(s), as their interest may appear, from all claims, losses, damages, expenses and costs, including, but not limited to, attorneys’ fees and clean up costs, incurred by reason of Tenant’s presence, generation, storage, use, disposal and removal of bio-medical hazardous materials in, on, or about the Premises, or any part of the Land or Building. Tenant’s obligation to observe or perform this covenant shall survive the Expiration Date or earlier termination of this Lease.

8. Signage. Tenant shall have the right to install, at Tenant’s expense, identification signage on the Building on the north-facing Building façade fronting 600 South and in such other locations and designs that are mutually acceptable to Landlord and Tenant acting reasonably and in good faith. All such signage shall comply with applicable municipal code requirements and ordinances and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. All costs associated with the fabrication, installation, maintenance, removal and replacement of Tenant’s signage shall be the sole responsibility of Tenant, and Tenant shall maintain such signage in good condition and repair. Tenant shall remove such signage and repair any damage caused thereby, at its sole cost and expense, upon the expiration or sooner termination of the Lease. Tenant shall also have the right, at Landlord’s expense, to be listed in any building directory or interior signage that Landlord provides for other tenants of the Building.

9. Conflict. In the event of any express conflict or inconsistency between the terms of this Rider and the terms of the Lease, the terms of this Rider shall control and govern.

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EXHIBIT A-1

LEGAL DESCRIPTION

PARCEL 1:

LOTS 1 AND 2, SIXTH SOUTH COMMERC!AL SUBDIVISION, ACCORDING TO THE OFFICIAL PLAT THEREOF ON FILE AND OF RECORD IN THE SALT LAKE COUNTY RECORDERS OFFICE.

PARCEL 2:

EASEMENTS FOR ACCESS, INGRESS AND EGRESS APPURTENANT TO LOT 1 OF PARCEL 1 PURSUANT TO THAT CERTAIN GRANT OF EASEMENT DATED OCTOBER 09, 2002 AND RECORDED OCTOBER 10, 2002 AS ENTRY NO. 8382515 IN BOOK 8663 AT PAGE 8444 OF OFFICIAL RECORDS.

EXHIBIT B

DEPICTION OF THE PREMISES

[to be attached on or before March 31, 2021]

EXHIBIT C

WORK LETTER

The terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise specifically stated herein.

1. Plans and Schedule. The “Plans” shall be those certain space plans to be prepared as soon as reasonably practicable by a licensed architect and mutually agreed upon by Landlord and Tenant, a copy of which shall be attached hereto as Exhibit C-1, for the work to be completed Landlord within the Office Premises (the “Office Improvements”), which shall be consistent with the specifications set forth on Exhibit C-2 (the “Office Specifications”), and Laboratory Premises in accordance with this Work Letter. The parties acknowledge and agree that Landlord requires certain specification and other information from Tenant in order to prepare the Plans and complete Landlord’s Work (“Tenant’s Specifications”). The “Schedule” shall be the design and construction schedule prepared by Landlord, with input by Tenant, with each party working cooperatively and in good faith, for the completion of Landlord’s Work, the timing of Tenant’s entry within the Premises prior to the Commencement Date, and the completion of Tenant’s work within the Laboratory Premises. The parties shall endeavor to complete the Schedule and attach it as an exhibit to this Work Letter as Exhibit C-3 by no later than March 31, 2021, subject to each party’s review and approval of the same. The Schedule shall include the following key dates and milestones and any other dates/milestones that are mutually agreed to by the parties:

(a)	the estimated Commencement Date;

(b)	the estimated Landlord Substantial Completion Date (as defined below);

(c)	the date by which Tenant is required to deliver Tenant’s Specifications to Landlord; and

(d)	the conditions precedent and target dates for Tenant’s entry within the Premises for purposes of completing its improvements within the Laboratory Premises.

2. Objectives; Landlord’s Work.

The parties acknowledge and agree that the successful and timely completion of Landlord’s Work (as defined below) and Tenant’s improvements within the Laboratory Premises will require the parties to work together cooperatively and in good faith and to closely coordinate concerning all aspects of the design and construction of Landlord’s Work and Tenant’s improvements within the Laboratory Premises. The intent of the parties is to establish and maintain a collaborative design and construction process to meet the deadlines and other requirements set forth in this Work Letter.

Subject to the limitations and terms set forth herein, Landlord shall furnish and install substantially and in all material respects in accordance with the Plans the materials and items described therein (“Landlord’s Work”). Landlord’s Work within the Office Premises shall be delivered “turnkey” in accordance with the Office Specifications. Landlord’s Work within the Laboratory Premises shall be delivered in Warm Shell Condition, as defined below; provided, however, that (i) Landlord shall only be obligated to pay the cost of constructing and delivering the Laboratory Premises in Warm Shell Condition (as defined below) and the Office Premises in accordance with the Office Specifications, and (ii) all costs of Landlord’s Work or the Plans in excess of constructing the Warm Shell Condition for the Laboratory Premises or the Office Premises in excess of the Office Specifications shall be borne by Tenant pursuant to Section 3 below.

As used herein, “Warm Shell Condition” is as follows:

•

A minimum 4” thick continuous flat concrete slab without plane changes, and a vapor barrier per Landlord’s design. Any additional specialty costs will be borne by Tenant. Flat floor shall specifically be ACI Standards for FFL.

•

Footings and mezzanine adequate for office use per co-design (the mezzanine shall be built to INDUSTRY standards with stairs (and no additional conveyance) and metal perimeter railing). The mezzanine shall have a polished concrete floor, and shall be without a drop ceiling or exterior drywall partitions.

•	All demolition (demo plan attached as part of the Plans) complete, including non-bearing walls between columns per Landlord plans.

•

Landlord, as part of Landlord’s Work, shall provide adequate power (and associated INDUSTRY-standard distribution) in the office area of the Premises. In the event there is not sufficient power available to power the Laboratory Premises, the cost of sourcing additional power shall be at Tenant’s cost. Landlord shall provide a single 200 amp electrical panel in the Laboratory Premises as part of Landlord’s Work. Power distribution in the Laboratory Premises shall be at Tenant’s sole cost.

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Water and gas lines stubbed into the Premises consistent with the Building’s office standard (and any additional water service, new taps and upgrades to existing recently installed 12” city main line located in the 500 W ROW shall be at Tenant’s cost). If Tenant requires additional gas than is currently available, then Tenant shall pay for additional cost.

•	4” Sewer line lateral stubbed to the Premises. Any sewer upgrades beyond the specifications set forth herein shall be borne by Tenant.

•

INDUSTRY-standard HVAC units and capacity for the entirety of the space including main trunk and distribution lines per Landlord and Tenant codesign; Additional structural cost for added mass and weight distribution cost shall be borne by Tenant including additional infrastructure and RTU’s above INDUSTRY standard.

•	Building envelope shall be complete, watertight, and meet all code requirements as designed by Landlord.

•

Space on the roof for Tenant equipment including ventilation stacks and other HVAC equipment. Any additional structural reinforcement and engineering analysis will be at Tenant’s sole cost and expense. Any damage to the roof or other equipment shall be repaired at Tenant’s sole cost.

•	Exterior walls framed and insulated per building standard (B Occupancy Code Requirements).

•

INDUSTRY-standard fire suppression wet system designed and installed throughout the office portion of the Premises plus sprinklers installed for shell condition in the Laboratory Premises. All costs to redesign the sprinkler system and costs for additional distribution throughout the Laboratory Premises will be borne by Tenant including but not limited to increased piping size, additional pumps to meet flow rates (if necessary), any specialty suppression and/or air evacuation system.

•	Existing INDUSTRY SLC building fire alarm system panel for Tenant to tie into and all fire alarm devices required per building standard (B Occupancy Code Requirements).

•	INDUSTRY-standard restroom group, complete with an ADA compliant restroom stall, and code compliant electrical closets, and janitor closets.

•	Adequate egress doors for typical office use including ADA and exterior lighting requirements.

•	Exterior patio(s) adjacent to the Premises – per co-design.

•	No window coverings shall be provided by Landlord.

•	Exterior walls drywalled and primed where appropriate per Tenant and Landlord co-design.

•	One (1) 14’ x 14’ loading dock and door accessible by tractor trailer trucks (either at Building grade or above grade with internal ramps) in a location mutually approved by Landlord and Tenant.

3. Cost of Landlord Work. The cost of delivering to Tenant the Office Premises in accordance with the Office Specifications and the Laboratory Premises in Warm Shell Condition as set forth in Section 2 above shall, subject to any Change Orders (defined below), be borne by Landlord, and all other hard and soft construction costs associated with Landlord’s Work shall be borne by Tenant.

Notwithstanding the foregoing, Landlord shall provide to Tenant a credit against Tenant’s future Base Rent obligations, in an amount not to exceed Ten and No/100 Dollars ($10.00) per RSF of space in the Laboratory Premises, of Tenant’s cost of constructing the Laboratory Premises. By way of example and not limitation, if the Laboratory Premises are determined to be 30,000 RSF, and Tenant spends at least $300,000.00 toward constructing the Laboratory Premises as is evidenced by paid invoices, lien waivers, and any other documentation reasonably requested by Landlord, then Landlord shall provide to Tenant a credit in the amount of $300,000.00 against Tenant’s future Base Rent obligations.

No later than sixty (60) days after receipt of Tenant’s Specifications, Landlord shall cause to be prepared a budget and cost estimate for the construction of Landlord’s Work and all work reflected on the Plans, which budget and estimate shall be provided to Tenant and shall be based on actual bids received by contractors for such work. Tenant shall have thirty (30) days after receipt of the budget and cost estimate to pay to Landlord all costs of Landlord’s Work and the Plans in excess of the cost of (a) the Office Specifications for the Office Premises, and/or (b) the Warm Shell Condition for the Laboratory Premises (“Excess Costs”). If Tenant fails to pay the Excess Costs within thirty (30) days, then Landlord may, in its sole discretion, (i) keep this Lease in full force and effect, in which case Landlord shall retain all of its rights and remedies set forth in the Lease or at law or equity; or (ii) terminate this Lease, in which case this Lease shall terminate on the date set forth in Landlord’s notice, and Tenant shall reimburse to Landlord all actual and reasonable third-party costs incurred by Landlord in constructing Landlord’s Work. If the actual cost to construct Landlord’s Work is less than the amount that Tenant has paid Landlord for such Excess Costs, Landlord shall reimburse Tenant within thirty (30) days of completion of Landlord’s Work.

4. Extra Work; Omissions; Change Orders.

(a) Tenant may request substitutions, additional or extra work and/or materials over and above Landlord’s Work (“Change Order”) to be performed by Landlord, provided that the Change Order, in Landlord’s reasonable judgment: (1) shall not delay completion of the Warm Shell Condition or Landlord’s Work or otherwise delay the Commencement Date of the Lease; (2) shall be practicable and consistent with existing physical conditions in the Building and any other plans for the Building which have been filed with the appropriate municipality or other governmental authorities having jurisdiction thereover; (3) shall not impair Landlord’s ability to perform any of Landlord’s obligations hereunder or under the Lease or any other lease of space in the Building; and (4) shall not affect any portion of the Building other than the Premises. All Change Orders shall require the installation of new materials at least comparable to Building standards and any substitution shall be of equal or greater quality than that for which it is substituted.

(b) In the event Tenant requests Landlord to perform the work specified in the Change Order and if Landlord accedes to such request, then and in that event, prior to commencing such work, Landlord shall submit to Tenant a written estimate (“Estimate”) for said Change Order. Within five (5) business days after Landlord’s submission of the Estimate, Tenant shall, in writing, either accept or reject the Estimate. Tenant’s failure either to accept or reject the Estimate within said five (5) day period shall be deemed rejection thereof. In the event that Tenant rejects the Estimate or the Estimate is deemed rejected, Tenant shall within five (5) business days after such rejection propose to Landlord such necessary revisions of the Plans so as to enable Landlord to proceed as though no such Change Order had been requested. Should Tenant fail to submit such proposals regarding necessary revisions of the Plans within said five (5) business day period, Landlord, in its sole discretion, may proceed to complete Landlord’s Work in accordance with the Plans already submitted, with such variations as in Landlord’s sole discretion may be necessary so as to eliminate the Change Order.

(c) Tenant may request the omission of an item of Landlord’s Work, provided that such omission shall not delay the completion of Landlord’s Work and Landlord thereafter shall not be obligated to install the same. Credits for items deleted or not installed shall be granted in amounts equal to credits obtainable from subcontractors or materialmen. In no event shall there be any cash credits.

(d) In the event Landlord performs any work specified in the Change Order, Tenant shall pay to Landlord, upon acceptance of the Estimate a sum equal to the Estimate. If the cost of such Change Order is less than the estimate, Tenant shall be entitled to a refund or credit for the difference between the Estimate and the actual cost of such Change Order.

5. Punch Walk. When Landlord and its general contractor are of the reasonable opinion that completion of (a) Landlord’s Work within the Office Premises in accordance with the Office Specifications or (b) Warm Shell Condition within the Laboratory Premises has been achieved, then Landlord shall so notify Tenant. Tenant agrees that upon such notification, Landlord and Tenant shall jointly (with Landlord’s general contractor) promptly (on one (1) occasion and not later than five (5) business days after the date of Landlord’s said notice) inspect the Office Premises or Laboratory Premises, as applicable, and furnish to Landlord a written statement that, as applicable, the Office Premises have been completed in accordance with the Office Specifications or the Laboratory Premises are in Warm Shell Condition (or Tenant shall set forth in such notice such items that remain uncompleted and that require completion in order for Landlord’s Work within such portion of the Premises to be deemed complete, which Landlord shall promptly complete within thirty (30) days of receipt of Tenant’s written statement) with the exception of certain specified and enumerated items (hereinafter referred to as the “Punch List”).

6. Substantial Completion Date. Landlord’s Work shall be deemed substantially complete when Landlord’s Work as set forth on the Plans have been completed, excepting only minor or cosmetic items that will not materially and adversely affect Tenant’s use or occupancy of the Office Premises or its completion of its improvements within the Laboratory Premises. It is mutually agreed that if the Punch List consists only of items which would not materially impair Tenant’s use or occupancy of the Office Premises or its completion of improvement within the Laboratory Premises, then, in such event, Tenant will acknowledge in writing that Landlord’s Work is complete (“Landlord Substantial Completion Date” or “Date of Landlord’s Substantial Completion”); provided, however, that such acknowledgment of acceptance shall not relieve Landlord of its obligations to promptly complete all such Punch List items. Notwithstanding the foregoing, in no event shall Landlord be obligated to repair latent defects, not originally listed on the Punch List, beyond a period of one (1) year after the Substantial Completion Date, as defined above. Promptly after the Commencement Date, the parties will execute an instrument in the form attached hereto as Exhibit E, confirming the Substantial Completion Date, the Commencement Date and the Expiration Date.

7. Landlord Obligations; Tenant Delay.

(a) Landlord’s Obligation. Landlord shall use diligent and good faith efforts to complete Landlord’s Work by the estimated Landlord Substantial Completion Date set forth in the Schedule. If Landlord fails to complete Landlord’s Work by the estimated Landlord Substantial Completion Date (subject to extension due to any Change Orders, or due to force majeure or Tenant Delay, as each is defined below), this Lease shall continue in full force and effect and Tenant may extend the Commencement Date and the Outside Commencement Date by one day for each day of such delay. Notwithstanding anything contained in this Work Letter to the contrary, there shall be no abatement of Rent and no deferral of the Commencement Date if Landlord’s Work is not substantially complete by the Landlord Substantial Completion Date due to any Tenant Delay.

(b) Tenant Delay. As used herein, “Tenant Delay” shall mean any event or occurrence which delays the completion of any Landlord Work in the Premises which is caused by or is described as follows: (i) special work, changes, alterations or additions requested or made by Tenant in the design or finish in any part or the Premises after approval of the plans and specifications; (ii) Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates (including, without limitation, Tenant’s Specifications, as defined in Section 1 above), giving authorizations or otherwise; (iii) Tenant’s failure to approve or delay payment for such work (including Change Orders) as Landlord undertakes to complete at Tenant’s expense; (iv) the performance or completion, non-completion or delay in completion by Tenant or any person engaged by Tenant of any work in or about the Premises; or (v) any special work, materials or installations requested by Tenant that are not included in the Plans. In the event the Landlord Substantial Completion Date is delayed due to one or more Tenant Delays, then the Landlord Substantial Completion date shall be modified to be the date Landlord’s Work would have been complete but for any Tenant Delays and monthly Rent will commence accordingly.

(c) Force Majeure. As used herein, “force majeure” means any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform; provided, however that force majeure shall not apply to any monetary obligation owed by one party to the other, or to either party’s obligations to carry the insurance requirements under the Lease.

8. Tenant’s Entry Prior to Commencement Date. Tenant and its agents or laborers may enter the Premises subject to satisfaction of the milestones set forth in the Schedule at Tenant’s sole risk in order to perform through Tenant’s own contractors such work as Tenant may desire within the Laboratory Premises, at the same time that Landlord’s contractors are working in the Premises. The foregoing license to enter prior to the Commencement Date, however, is conditioned upon Tenant’s labor not materially interfering with Landlord’s contractors. If at any time such entry shall cause material interference with Landlord’s Work, this license may be withdrawn by Landlord upon five (5) days’ written notice to Tenant; provided, however, the Commencement Date shall extend day for day (but no later than the Outside Commencement Date) until Tenant completes such improvements and has obtained a certificate of occupancy for the Premises. Such entry shall be deemed to be under and subject to all of the terms, covenants and conditions of the Lease, and Tenant shall comply with all of the provisions of the Lease which are the obligations or covenants of Tenant, except that the obligation to pay Rent shall not commence until the Commencement Date (but not later than the Outside Commencement Date). In the event that Tenant’s agents or laborers incur any charges from Landlord, including, but not limited to, charges for use of construction or hoisting equipment on the Building site, such charges shall be deemed an obligation of Tenant and shall be collectible as Rent pursuant to the Lease, and upon default in payment thereof, Landlord shall have the same remedies as for a default in payment of Rent pursuant to the Lease.

9. Landlord’s Entry After Substantial Completion, Commencement Date. At any time after the Landlord Substantial Completion Date and prior to the Commencement Date, Landlord may enter the Premises in accordance with the provisions of the Lease to complete Punch List items and Landlord shall coordinate such entry and work within the Laboratory Premises with Tenant and Tenant’s contractors so as not to materially interfere with Tenant’s work. If such entry by Landlord is required after the Commencement Date, Landlord may enter the Premises in accordance with the provisions of the Lease to complete such remaining Punch List items and such entry by Landlord and its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any obligation under this Lease, or impose any liability upon Landlord or its agents (except as set forth in the Lease). Tenant hereby accepts any and all reasonable disturbances associated with such entry and agrees to reasonably cooperate with Landlord (and such cooperation shall include, without limitation, moving furniture as necessary).

10. Delays. Landlord and Tenant mutually acknowledge that Landlord’s construction process in order to complete Landlord’s Work and Tenant’s construction process to complete its improvements to the Laboratory Premises each requires a coordination of activities of Landlord and Tenant and a compliance by Tenant and Landlord without delay of all obligations imposed upon Tenant and Landlord pursuant to this Exhibit C and that time is of the essence in the performance of Tenant’s obligations and Landlord’s obligations hereunder and Tenant’s and Landlord’s compliance with the terms and provisions of this Exhibit C.

11. Provisions Subject to Lease. The provisions of this Exhibit C are specifically subject to the provisions of the Lease.

EXHIBIT C-3

SCHEDULE

[to be attached on or before March 31, 2021]

EXHIBIT D

Intentionally omitted

EXHIBIT E

COMMENCEMENT DATE, PREMISES AREA MEASUREMENT AND BASE RENT CONFIRMATION CERTIFICATE

LANDLORD: INDUSTRY OFFICE SLC, LLC, a Delaware limited liability company

TENANT: Recursive Pharmaceuticals, Inc, a Delaware corporation

This Lease Commencement Certificate is made by Landlord and Tenant pursuant to that certain Lease (the “Lease”) entered into as of ____________ ___, 2021, for the premises known as Suite [_____] in the Building known as 650 South 500 West, Salt Lake City, Utah (the “Premises”). The Premises are confirmed to be [___________] rentable square feet, which is comprised of [___________] rentable square feet of Office Premises and [___________] rentable square feet of Laboratory Premises.

1. Lease Commencement Date. Landlord and Tenant acknowledge and agree that the Substantial Completion Date, as contemplated in the Lease, is __________, 20___, the Commencement Date, as contemplated by the Summary of Basic Terms of the Lease, is________, 20__, and the Expiration Date is_______, 20__. Rent as contemplated by the Lease begins accruing to Landlord’s benefit as of ______, 20__. All covenants in the Lease contemplated to begin on the Commencement Date shall commence as of the Commencement Date.

INSERT SPECIFIC DATE	INSERT MONTHLY RENT
INSERT SPECIFIC DATE	INSERT MONTHLY RENT
INSERT SPECIFIC DATE	INSERT MONTHLY RENT

2. Acceptance of Premises. Tenant has inspected and examined the Premises, and, subject to the terms of the Lease and based on such inspection, Tenant finds the Premises acceptable and satisfactory in their current, “as is” condition, except for the “Punchlist Items” attached hereto (if any). [All of Landlord’s Work has been fully completed and fulfilled.] The attached list of Punchlist Items constitutes all matters which Tenant does not find fully and completely acceptable, and as to which Tenant desires Landlord to perform corrective work.

LANDLORD:	TENANT:

INDUSTRY OFFICE SLC, LLC, a Delaware limited liability company	RECURSION PHARMACEUTICALS, INC., a Delaware corporation

By:	By:
Name: H. Jason Winkler	Name:
Title: Manager	Title:

EXHIBIT F

WIRELESS CONNECTIVITY

INTERNET

INDUSTRY Salt Lake City provides a secure wireless & wired network via the SIC™ platform. This technology platform includes campus-wide Wi-Fi connectivity, security, redundant Internet feeds from multiple providers, and it operates even during power outages. Internet usage may be charged to Tenant via Building Expenses or billed separately at Landlord’s discretion. Charges for Internet usage are subject to change, provided costs remain similar to comparable market competitors. Internet usage is not included in Base Rent.

The SIC™ technology platform includes:

•	campus-wide high-speed Wi-Fi connectivity

•	security (firewall, independent VLAN, user access controls)

•	tenant specific user access controls (per company)

•	operation during power outages

Tenants may:

•	Connect and manage employees’ campus-wide access to the SIC™ Platform.

•	Connect seamlessly with:

•	SD-WAN

•	VPN

•	IoT & IIoT

•	Voice

•	Telemetry

•	Audio/Video

•	Multiple other devices & systems

Tenants may, at additional expense(s) which will be added to regular invoicing:

•	Leverage the SIC™ Technology Platform’s integrated redundant Internet feeds.

•	Connect their own independently-contracted, and SIC™ integrated, wired Internet feed(s).

•	Connect and/or host their own firewall inside of the provided SIC™ firewall.

•	Add Ethernet wired drops to tenant space(s).

•	Utilize static public IP addresses.

•	Leverage additional technical services if/as needed.

Tenants may NOT, so long as Landlord provides a SIC™ Platform in the Building:

•	Broadcast or operate their own Wi-Fi network(s), as this would degrade the performance of the existing, professionally designed & operated campus-wide RF network.

While Tenant may install its own dedicated network to integrate with the SIC™ Platform, Tenant will remain responsible for its share of all costs associated with Tenant having access to the SIC™ Platform amenity – which shall be billed and payable monthly and shall not be included in the building expenses.

Additional hosting and services are available. Please contact Landlord for a schedule of fees and applicable service.

ADDENDUM A TO OFFICE BUILDING LEASE

Rules and Regulations

1. CONDUCT

Tenant shall not conduct its practice or business, or advertise such business, profession or activities of Tenant conducted in the Premises in any manner which violates local, state or federal laws or regulations.

2. HALLWAYS AND STAIRWAYS

Tenant shall not obstruct or use for storage, or for any purpose other than ingress and egress, the sidewalks, entrance, passages, courts, corridors, vestibules, halls, elevators and stairways of the Building.

3. NUISANCES

Except for such commercially reasonable and customary noises, odors and other impacts that are inherent to the Permitted Use, Tenant shall not make or permit any noise, odor or act that is objectionable to other occupants of the Building or to emanate from the Premises, and shall not create or maintain a nuisance thereon. Tenants understand that on occasion there will be a lot of activity and special events being held by each of the Tenants of the Building. These activities and special events must be planned ahead of time and approved by the Landlord with a minimum of seven (7) days’ notice given to the other Tenants of the building.

4. AUDIO EQUIPMENT, ETC.

Tenant shall not operate any audio equipment or similar instrument in such a manner as to unreasonably disturb other tenants of the Building or the neighborhood. Except as provided in the Lease, Tenant shall not install any antennae, aerial wires or other equipment outside the Building without the prior written approval of Landlord.

5. LOCKS

No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Tenant must upon the expiration of its tenancy restore to Landlord all keys to the Premises and toilet rooms either furnished to or otherwise procured by Tenant, and in the event of loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof. Landlord shall charge a market fee for cutting keys (which may change from time to time) and Landlord does require all keys are cut and provided by Landlord’s locksmith.

6. OBSTRUCTING LIGHT, DAMAGE

The sash doors, sashes window glass doors, lights and skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed unduly. The toilets and urinals shall not be used for any purpose other than those for which they were intended and constructed, and no rubbish, newspapers or other substance of any kind shall be thrown into them. Waste and excessive or unusual use of water shall not be allowed. Tenant shall not mark, drive nails, screw or drill into, paint, nor in any way deface the walls, ceilings, partitions, floors, wood, stone or iron work. The expense of any breakage, stoppage or damage resulting from a violation of this rule by Tenant shall be borne by Tenant. Tenant shall be permitted to hang pictures on office walls, but it must be done in a workmanlike manner and in such a way as not to damage or deface such walls. Notwithstanding the forgoing, Tenant shall utilize Landlord’s preferred vendor for mounting, attaching or painting anything in or one stone, brick or concrete walls.

7. WIRING

Electrical wiring of every kind shall be introduced and connected only as directed by Landlord, and neither boring nor cutting of wires will be allowed except with the consent of the Landlord. The location of the telephone, call boxes, etc., shall be subject to the approval of Landlord.

8. EQUIPMENT, MOVING, FURNITURE, ETC.

Landlord shall approve the weight, size and position of all fixtures, equipment and other property brought into the Building, and the times of moving which must be done under the supervision of Landlord. Landlord will not be responsible for any loss of or damage to any such equipment or property from any cause, and all damage done in the Building by moving or maintaining any such property shall be repaired at the expense of Tenant. All equipment shall be installed as required by law, and in accordance with and subject to written approval received on written application of Tenant. Move-in and move-out of Tenant’s furniture, fixtures and equipment shall be limited to before or after normal business hours as reasonably defined by Landlord.

9. REQUIREMENTS OF TENANT

The requirements of Tenant will be attended to only upon application at the office of Landlord or its Property Manager. Employees or Landlord or its Property Manager shall not perform any work nor do anything outside their regular duties unless under special instructions from Landlord or its Property Manager. No such employees shall admit any person, Tenant or otherwise, to any other office without instruction from the office of Landlord or its Property Manager. All janitorial services personnel, guards or any outside contractors employed by Tenant shall be subject to the regulations and control of Landlord, but shall not act as an agent or servant of Landlord.

10. ACCESS TO BUILDING

Any person entering or leaving the Building may be questioned by Building security regarding his/her business in the Building and may be required to sign in and out. Anyone who fails to provide a satisfactory reason for being in the Building may be excluded.

11. PETS, REFUSE

Landlord reserves the right to bar the presence of pets at its sole discretion. Landlord may require Tenant’s employees to sign a dog indemnity and behavior agreement if Tenant’s employees choose to bring dogs into the Building.

Tenant shall not allow anything to be placed on the outside window ledges of the Premises or to be thrown out of the windows of the Building. Tenant shall not place or permit to be placed any obstruction or refuse in any public part of the Building.

12. EQUIPMENT DEFECTS

Tenant shall give Landlord prompt notice of any accidents to or defects in the water pipes, gas pipes, electric lights and fixtures, heating apparatus, or any other service equipment.

13. PARKING

Unless otherwise specified by Landlord, Tenant and its employees may park automobiles only in the designated parking areas provided by Landlord. Parking Permit issued by Landlord must be visible on vehicles parked in designated areas. Except as set forth in the Lease, Tenant agrees that Landlord assumes no responsibility of any kind whatsoever in reference to such automobile parking area or the use thereof by Tenant or its agents or employees. There shall be no assigned parking spaces in the designated parking areas.

14. CONSERVATION AND SECURITY

Tenant will see that all windows and doors are securely locked, and that all faucets and electric light switches are turned off before leaving the Building.

15. SIGNAGE

No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building unless of such color, size and style and in such place upon or in the Building as shall be first designated by Landlord. Landlord shall have the right to remove all non-permitted signs without notice to Tenant and at the expense of Tenant.